Exhibit 99.27

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

Mediaset España Comunicación, S.A.
and
Subsidiaries

Consolidated Financial Statements for the year ended 31 December 2018, prepared in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRSs), and Consolidated Directors’ Report

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with the regulatory financial reporting framework applicable to the Group in Spain (see Notes 2 and 25). In the event of a discrepancy, the Spanish-language version prevails.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT 31 DECEMBER 2018

(In thousands of euros)

	31/12/2018	31/12/2017
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment (Note 6)	57,918	60,108
Intangible assets (Note 7)	186,849	194,625
Audiovisual property rights (Note 8)	138,298	156,394
Goodwill (Note 9)	288,124	288,124
Investments accounted for using the equity method (Note 10)	8,696	8,190
Non-current financial assets (Notes 11 and 13.2)	15,740	18,355
Deferred tax assets (Note 18.5)	79,589	100,975
Total non-current assets	775,214	826,771
CURRENT ASSETS
Non-current assets classified as held for sale (Note 13.2)	—	861
Inventories	9,754	5,821
Accounts receivable	234,257	252,889
Trade receivables for sales and services (Note 13.2)	221,183	236,078
Trade receivables from related parties (Note 13.2)	1,318	1,379
Sundry accounts receivable (Note 13.2)	1,092	11
Employee receivables (Note 13.2)	72	68
Receivable from public authorities (Note 18.3)	197	139
Current tax assets (Note 18.3)	10,395	15,214
Other current assets (Note 12)	8,569	12,721
Other current financial assets (Note 13.2)	2,638	1,785
Cash and cash equivalents (Note 14)	165,737	134,148
Total current assets	420,955	408,225
TOTAL ASSETS	1,196,169	1,234,996

The accompanying Notes 1 to 25 are an integral part of this consolidated statement of financial position for the year ended 31 December 2018.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT 31 DECEMBER 2018

(In thousands of euros)

	31/12/2018	31/12/2017
EQUITY AND LIABILITIES EQUITY (Note 15)
Share capital	163,718	168,359
Share premium	313,234	409,040
Other reserves	225,707	225,410
Treasury shares	—	(100,500)
Valuation adjustments	1,820	272
Profit for the period attributable to the Parent	200,326	197,496
Total equity of the Parent	904,805	900,077
Non-controlling interests	—	—
Total equity	904,805	900,077
NON-CURRENT LIABILITIES
Long-term provisions (Note 16)	8,945	13,429
Other non-current liabilities (Note 13.2)	110	266
Deferred tax liabilities (Note 18.5)	28,211	18,742
Total non-current liabilities	37,266	32,437
CURRENT LIABILITIES
Payables to related parties (Note 13.2)	19,369	15,227
Payable for purchases and services (Note 13.2)	105,009	155,981
Payables for purchases of audiovisual property rights (Note 13.2)	47,237	51,574
Other non-trade payables	40,249	37,831
Bank borrowings (Note 13.2)	44	636
Payable to public authorities (Note 18.3)	22,569	18,875
Payables for acquisition of non-current assets (Note 13.2)	1,918	2,145
Remuneration payable (Note 13.2)	15,625	13,735
Other payables (Note 13.2)	93	2,440
Short-term provisions (Note 17)	40,149	39,095
Other current liabilities	2,085	2,774
Total current liabilities	254,098	302,482
TOTAL EQUITY AND LIABILITIES	1,196,169	1,234,996

The accompanying Notes 1 to 25 are an integral part of this consolidated statement of financial position for the year ended 31 December 2018.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED STATEMENT OF PROFIT OR LOSS FOR THE YEAR ENDED 31 DECEMBER 2018

(In thousands of euros)

	31/12/2018	31/12/2017
REVENUE
Revenue (Note 21.1)	974,477	985,649
Sales	975,394	979,254
Discounts and volume rebates	(42,143)	(40,973)
Rendering of services	41,226	47,368
Other operating income	7,087	10,608
Total operating income	981,564	996,257
EXPENSES
Reduction in finished goods and work in progress	(4,168)	692
Procurements	250,986	229,660
Staff costs (Note 21.2)	107,824	105,646
Audiovisual property rights used (Note 8)	153,086	186,849
Depreciation and amortisation charge (Notes 6 and 7)	19,916	18,659
Changes in operating allowances (Note 21.3)	(2,815)	(1,748)
Other operating expenses (Note 21.4)	199,843	211,159
Total operating expenses	724,672	750,917

Profit from operations	256,892	245,340
Finance income/(costs) (Note 21.6)	(1,854)	(460)
Exchange differences (Note 21.7)	275	(762)
Result of companies accounted for using the equity method (Note 10)	6,246	2,735
Disposal/impairment of other financial assets	(481)	(2,790)
Income/(expenses) from non-current financial assets (Note 21.9)	4,528	3,345
Profit before tax	265,606	247,408
Income tax (Note 18.4)	65,280	50,062
Profit for the year	200,326	197,346
Attributable to:
Shareholders of the Parent	200,326	197,496
Non-controlling interests (Note 15.6)	—	(150)
Earnings per share (Note 22.1)	0.61	0.59
Diluted earnings per share (Note 22.2)	0.61	0.59

The accompanying Notes 1 to 25 are an integral part of this consolidated statement of profit or loss for 2018.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 31 DECEMBER 2018

(In thousands of euros)

	31/12/2018	31/12/2017
PROFIT FOR THE YEAR	200,326	197,346
Income and expense recognised directly in equity to be reclassified to the statement of profit or loss in the future	—	272
- Valuation adjustments to available-for-sale assets	—	272
Income and expense recognised directly in equity not to be reclassified to the statement of profit or loss in the future	1,820	—
COMPREHENSIVE INCOME FOR THE YEAR	202,146	197,618
Attributable to:
Shareholders of the Parent	202,146	197,768
Non-controlling interests	—	(150)

The accompanying Notes 1 to 25 are an integral part of this consolidated statement of comprehensive income for 2018.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 31 DECEMBER 2018

(In thousands of euros)

			Other reserves
	Share capital (Note 15.1)	Share premium (Note 15.2)	Legal reserve (Note 15.3)	Share- based incentive plans	Other reserves	Total other reserves	Treasury shares (Note 15.5)	Valuation adjustments	Profit for the period	Total net equity of the Parent	Non- controlling interests (Note 15.6)	Total
Balance at 31/12/17	168,359	409,040	33,672	—	191,738	225,410	(100,500)	272	197,496	900,077	—	900,077
Components of other comprehensive income	—	—	—	—	—	—	—	1,820	—	1,820	—	1,820
Profit for the period	—	—	—	—	—	—	—	—	200,326	200,326	—	200,326
Comprehensive income	—	—	—	—	—	—	—	1,820	200,326	202,146	—	202,146
Distribution of profit	—	—	—	—	197,496	197,496	—	—	(197,496)	—	—	—
Dividends (Note 15.4)	—	—	—	—	(197,496)	(197,496)	—	—	—	(197,496)	—	(197,496)
Treasury share transactions (net)	(4,641)	(95,806)	—	—	(53)	(53)	100,500	—	—	—	—	—
Other changes	—	—	(928)	—	1,278	350	—	(272)	—	78	—	78
Balance at 31/12/18	163,718	313,234	32,744	—	192,963	225,707	—	1,820	200,326	904,805	—	904,805

			Other reserves
	Share capital (Note 15.1)	Share premium (Note 15.2)	Legal reserve (Note 15.3)	Share- based incentive plans	Other reserves	Total other reserves	Treasury shares (Note 15.5)	Valuation adjustments	Profit for the period	Total net equity of the Parent	Non- controlling interests (Note 15.6)	Total
Balance at 31/12/16	168,359	409,040	33,672	—	193,326	226,998	—	—	170,997	975,394	7,897	983,291
Components of other comprehensive income	—	—	—	—	—	—	—	272	—	272	—	272
Profit for the period	—	—	—	—	—	—	—	—	197,496	197,496	(150)	197,346
Comprehensive income	—	—	—	—	—	—	—	272	197,496	197,768	(150)	197,618
Distribution of prof it	—	—	—	—	170,997	170,997	—	—	(170,997)	—	—	—
Dividends (Note 15.4)	—	—	—	—	(175,720)	(175,720)	—	—	—	(175,720)	—	(175,720)
Treasury share transactions (net)	—	—	—	—	—	—	(100,500)	—	—	(100,500)	—	(100,500)
Other changes	—	—	—	—	3,135	3,135	—	—	—	3,135	(7,747)	(4,612)
Balance at 31/12/17	168,359	409,040	33,672	—	191,738	225,410	(100,500)	272	197,496	900,077	—	900,077

The accompanying Notes 1 to 25 are an integral part of this consolidated statement of changes in equity for 2018.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 31 DECEMBER 2018
(In thousands of euros)

	31/12/2018	31/12/2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit before tax	265,606	247,408
Adjustments
Audiovisual property rights used (Note 8)	153,086	186,849
Depreciation and amortisation charge (Notes 6 and 7)	19,916	18,659
Result of companies accounted for using the equity method (Note 10)	(6,246)	(2,735)
Changes in operating allowances (Note 21.3)	(2,815)	(1,748)
Changes in provisions for contingencies, charges and other	6,839	4,858
Net finance costs (Note 21.6)	1,854	460
Net exchange differences (Note 21.7)	(275)	762
Derecognition of other assets	34	301
Impairment of other financial assets	481	2,790
Net gains on disposals of other financial assets (Note 21.9)	(4,528)	(3,345)

Profit from operations before changes in working capital	433,952	454,259
Changes in operating assets and liabilities net of effects arising from the acquisition of new investments
Inventories	(3,933)	911
Accounts receivable	14,957	(20,440)
Other current assets	6,975	(7,116)
Accounts payable	(46,830)	27,718
Other current and non-current liabilities	2,549	910
Change in liability provisions	1,054	3,324
Cash flows from operating activities	408,724	459,566
Tax paid at source (Note 18.4)	(43,687)	(33,146)
Other amounts paid/received	(316)	(579)
Net cash flows from operating activities (A)	364,721	425,841

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(7,686)	(12,416)
Acquisitions of audiovisual property rights	(143,525)	(184,485)
Disposals of audiovisual property rights (Note 8)	4,198	1,857
Acquisition of intangible assets (Note 7)	(2,540)	(3,036)
(Investments in)/Disposals of non-current financial assets (Note 21.9)	4,528	(3,247)
Investments in/Disposals of associates	(301)	(351)
(Investments in)/Disposals of non-current financial assets (Note 10)	1,036	8,800
Investments in other current and non-current financial assets (Note 13.2)	861	1,318
Dividends received (Note 10)	2,392	2,342
Interest received	—	24
Net cash flows from the sale of financial assets	8,194	—
Net cash flows used in investing activities (B)	(132,844)	(189,194)

CASH FLOWS USED IN FINANCING ACTIVITIES
Long-term financing	(156)	(13,654)
Interest paid	(1,977)	(805)
Dividends paid (Note 15.4)	(197,496)	(175,720)
Short-term financing	(591)	(1,526)
Treasury share purchases (Note 15.5)	(343)	(100,822)
Equity transactions	—	—
Net cash flows used in financing activities (C)	(200,563)	(292,527)
Increase/Decrease in cash and cash equivalents [D=A+B+C]	31,314	(55,880)
Effect of exchange rate changes (Note 21.7)	275	(762)
Net change in cash and cash equivalents	31,589	(56,642)
Cash and cash equivalents at beginning of year (Note 14)	134,148	190,790
Cash and cash equivalents at end of year (Note 14)	165,737	134,148

The accompanying Notes 1 to 25 are an integral part of this consolidated statement of cash flows for 2018.

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2018

1.                   Object of the companies belonging to the Mediaset España Comunicación, S.A. Group

MEDIASET ESPAÑA COMUNICACIÓN, S.A. - PARENT

MEDIASET ESPAÑA COMUNICACIÓN, S.A. (“the Company” or “the Parent”) was incorporated in Madrid on 10 March 1989. Its registered office is at Carretera de Fuencarral a Alcobendas, no. 4, 28049 Madrid.

The Company’s object is the indirect management of a public television service. At 31 December 2018, it was commercially operating seven television channels (Telecinco, Factoría de Ficción, Boing, Cuatro, Divinity, Energy and Be Mad). The licences to operate these channels were awarded as follows:

•             By virtue of the terms and conditions of the award made by the State through a Resolution of 28 August 1989 of the General Secretariat of Communications, and of the concession agreement executed in a public deed on 3 October 1989, and the performance of all the operations that are naturally required for or are the consequence of said management.

•             Through a Resolution of the Spanish Cabinet dated 10 March 2000, this concession was renewed for a period of ten years from 3 April 2000.

•             Under a Resolution of the Spanish Cabinet dated 25 November 2005, the concession agreement was extended, at the same time as those of the other concession operators in Spain, through the grant of concessions for three Digital Terrestrial Television (DTT) channels.

•             Through a Resolution of the Spanish Cabinet dated 26 March 2010, this concession was renewed for a further ten years. The Company made all the necessary investments to enable it to begin digital broadcasting pursuant to Royal Decree 2169/1998, of 9 October, approving the Spanish Technical Plan for Digital Terrestrial Television (DTT). Notwithstanding the foregoing, in accordance with Transitional Provision Two of the Spanish Audiovisual Law, on 3 May 2010, the Company requested the conversion of the concession into a licence for the provision of the audiovisual communication service. The Resolution of the Spanish Cabinet of 11 June 2010 resulted in the conversion of the concession into a licence for the provision of the audiovisual communication service, with a term of 15 years, automatically extendable for a further 15 years, provided that the requirements of Article 28 of Law 7/2010, of March 31 (Audiovisual Law), are met.

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

•             Following the cessation of terrestrial broadcasts using analogue technology on 3 April 2010 (the “Analogue Switch-Off”) and pursuant to Additional Provision Three of Royal Decree 944/2005, on 4 May 2010 the Company gained access to a digital multiplex with national coverage, which increased by one channel, to a total of four, the number of channels managed by the Company.

•             Following the acquisition of Sociedad General de Televisión Cuatro, S.A. in 2010, the licences corresponding to Cuatro Multiplex (Cuatro plus three other channels) were obtained.

•             On 6 May 2014, the digital channels La Siete and Nueve ceased broadcasting in compliance with the judgment handed down by the Third Division of the Spanish Supreme Court, as resolved at the meeting of the Spanish Cabinet on 22 March 2013.

•             Pursuant to a Resolution of the Spanish Cabinet adopted on 16 October 2015, the Company was granted a 15-year licence to operate a new high-definition DTT channel, which may be extended in accordance with the terms and conditions stipulated by the Audiovisual Law. The aforementioned channel, Be Mad, commenced live broadcasting on 21 April 2016, within the legally-established period set forth in the tender specifications of the licence.

Per Article 3 of its bylaws, the Company was incorporated for an indefinite period of time.

The Company was admitted for listing on the stock exchange on 24 June 2004 and is traded on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges. It was included in the IBEX-35 index on 3 January 2005.

The Group engages mainly in the sale of advertising on the TV channels it operates under concessions, as well as similar, complementary and related activities such as:

•Audiovisual production

•News agency services

•Advertising promotion

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The Company is the head of a corporate group known as Grupo Mediaset España Comunicación and, as such, it is required to prepare consolidated financial statements for the Group in addition to its own financial statements. Detail of the Group’s subsidiaries:

Fully consolidated companies	Country	2018	2017
Grupo Editorial Tele 5, S.A.U.	Spain	100%	100%
Telecinco Cinema, S.A.U.	Spain	100%	100%
Publiespaña, S.A.U.	Spain	100%	100%
Conecta 5 Telecinco, S.A.U.	Spain	100%	100%
Mediacinco Cartera, S.L.U.	Spain	100%	100%
Publimedia Gestión, S.A.U. (1)	Spain	100%	100%
Advertisement 4 Adventure, S.L.U. (formerly Sogecable Media, S.L.U.)	Spain	100%	100%
Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U. (formerly Sogecable Editorial, S.L.U.)	Spain	100%	100%
Netsonic, S.L.U. (1)	Spain	100%	100%
Concursos Multiplataformas, S.A.U.	Spain	100%	100%

Companies accounted for using the equity method	Country	2018	2017
Pegaso Televisión, Inc.	US	—	43.7%
Producciones Mandarina, S.L. (4)	Spain	30%	30%
La Fábrica de la Tele, S.L. (4)	Spain	30%	30%
Furia de Titanes II, A.I.E. (3)	Spain	34%	34%
Megamedia Televisión, S.L. (2)	Spain	30%	30%
Supersport Televisión, S.L. (4)	Spain	30%	30%
Aunia Publicidad Interactiva, S.L. (1)	Spain	50%	50%
Alea Media, S.A. (4)	Spain	40%	40%
Melodia Producciones, S.L. (4)	Spain	40%	40%
Adtech Ventures, S.p.A. (1)	Italy	50%	50%
Bulldog TV Spain, S.L. (4)	Spain	30%	—
Alma Productora Audiovisual, S.L. (4)	Spain	30%	—
Unicorn Content, S.L. (4)	Spain	30%	—

(1)   These companies are owned through Publiespaña, S.A.U.

(2)   This company is owned through Conecta 5 Telecinco, S.A.U.

(3)   This E.I.G. is owned through Telecinco Cinema, S.A U.

(4)   These companies are owned through Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U.

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Changes in the scope of consolidation in the year ended 31 December 2018

•             On 5 February 2018, the Group acquired a 30% ownership interest in Bulldog TV Spain, S.L.

•             On 23 March 2018, the Parent’s 43.71% ownership interest in Pegaso Televisión, Inc. was sold.

•             On 12 September 2018, the Group acquired a 30% ownership interest in Alma Productora Audiovisual, S.L.

•             On 23 October 2018, the Group acquired a 30% ownership interest in Unicorn Content, S.L.

Changes in the scope of consolidation in the year ended 31 December 2017

•             On 11 January 2017, the Group incorporated the wholly-owned investee Concursos Multiplataformas, S.A.U.

•             On 24 January 2017, Integración Transmedia, S.A.U. changed its name to Alea Media, S.A. On the same date, the Group sold 60% of its ownership interest in Alea Media, S.A.

•             On 23 March 2017, the Group sold all of its investment in Premiere Megaplex, S.A.U.

•             On 5 April 2017, the Group acquired a 40% ownership interest in Melodia Producciones, S.L.

•             On 11 July 2017, the Group acquired a 50% ownership interest in Adtech Ventures, S.p.A.

•             On 2 August the Group sold the 34.66% ownership interest that it held in Emissions Digitals de Catalunya, S.A.

•             On 23 October 2017, the Group acquired the 25% ownership interest held by Mediaset Investment S.A.R.L. in Mediacinco Cartera, S.L.U., which thereby became a wholly- owned investee of the Group.

•             On 13 December 2017, the Group acquired the remaining 30.14% ownership interest in Netsonic, S.L., which is now a wholly-owned investee of the Group.

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

SUBSIDIARIES

Subsidiaries are companies over which the Parent is in a position to exercise effective control (see Note 4.1).

1. Full consolidation (directly owned by Mediaset España Comunicación, S.A.)

Grupo Editorial Tele 5, S.A.U.

Grupo Editorial Tele 5, S.A.U. was incorporated in Madrid on 10 July 1991, and its registered office is at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

The company object includes, inter alia, the following complementary activities to the operation of a television channel: acquisition and exploitation of rights, to both phonograms and audiovisual recordings, artistic performance, promotion of shows and the publication, production, distribution and marketing of publications and graphic material.

Telecinco Cinema, S.A.U.

Digitel 5, S.A.U. was incorporated in Madrid on 23 September 1996, and its registered office is at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

In November 1999 its change of company name from Digitel 5, S.A.U. to Estudios Picasso Fábrica de Ficción, S.A.U. was formally registered at the Madrid Mercantile Registry.

In May 2007 its change of company name to Producciones Cinematográficas Telecinco, S.A.U. was registered at the Madrid Mercantile Registry.

In November 2007 the new change of company name to Telecinco Cinema, S.A.U. was registered at the Mercantile Registry.

The company object includes mainly, but is not limited to, the provision of television broadcasting services through digital technology; research, development and commercialisation of new technologies related to telecommunications; all activities required for any type of television broadcasting; intermediation in the audiovisual rights markets; organisation, production and broadcasting of shows or events of any kind.

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Publiespaña, S.A.U.

Publiespaña, S.A.U. was incorporated on 3 November 1988. Its registered office is at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

The Company’s object is the performance of the following business activities:

a)             The performance and execution of advertising projects and tasks related to the contracting, intermediation and dissemination of advertising messages in any of its possible forms, through any means of dissemination or social communication.

b)             The performance of activities directly or indirectly related to marketing, merchandising, teleshopping and any other commercial activities.

c)              The organisation and production of cultural, sporting, musical or any other type of events or happenings, as well as the acquisition and exploitation in any form of all kinds of rights attaching thereto.

d)             The provision of advisory, analysis and management services for any procedure in relation to the above activities.

e)              The activities listed above may be carried out by the Company, in whole or in part, indirectly, through ownership interests in other companies with a similar purpose.

Conecta 5 Telecinco, S.A.U.

Europortal, S.A. was incorporated on 6 September 1999. On 14 October 1999, it changed its name to Europortal Jumpy, S.A. Its registered office is located at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

On 5 November 2007, it changed its name to Conecta 5 Telecinco, S.A.U.

Its company object is the exploitation of audiovisual content on the internet.

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Mediacinco Cartera, S.L.U.

Mediacinco Cartera, S.L. was incorporated in Madrid on 13 April 2007, and its registered office is at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

Its company object consists of:

a)        The investment by means of the acquisition, subscription, assumption, disbursement, holding, transfer, disposal, contribution or encumbrance of securities or movable assets including shares, ownership interests in companies or joint-property entities, subscription rights of companies, convertible or non- convertible bonds, commercial bonds, founders’ shares, “rights” bonds, fixed income or equity securities, whether or not admitted to listing on official stock exchanges, government debt securities including Treasury bonds and ordinary and special Treasury bills, bills of exchange and certificates of deposit, all fully subject to applicable law.

b)        The provision of administrative, management and advisory services of an accounting, financial, tax, civil, commercial, labour and administrative nature to other companies in which it has a direct or indirect interest.

At 31 December 2018 and 2017, the ownership interest held had reached 100% of the share capital. This company is currently dormant.

Advertisement 4 Adventure, S.L.U.  (formerly Sogecable Media, S.L.U.)

Sogecable Media, S.L.U. was created on 10 October 2005 to manage the sale of advertising of the audiovisual media CUATRO, the themed channels of Prisa TV on DIGITAL+ and REVISTA DIGITAL+. The company has established its registered office at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

On 2 October 2015, it changed its name to Advertisement 4 Adventure, S.L.U., and its current business activity is the acquisition, subscription, holding, enjoyment and disposal of securities, debentures, bonds, shares and ownership interests in all kinds of Spanish or foreign civil and mercantile, industrial or commercial companies.

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U. (formerly Sogecable Editorial, S.L.U.)

Sogecable Editorial, S.L.U. has established its registered office at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

The company object included, inter alia, the following activities complementary to running a television channel:

a)             acquisition and exploitation of rights, both for phonograms and audiovisual recordings,

b)             artistic representation,

c)              the promotion of shows and the publication, production, distribution and marketing of publications and visual material.

On 27 July 2018, Sogecable Editorial, S.L.U. changed its name to Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U. It also changed its company object to that of the production and distribution of audiovisual content inherent to the activities of the holding companies of which it is comprised.

Concursos Multiplataformas, S.A.U.

Concursos Multiplataformas, S.A.U. has established its registered office at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

The Company’s object is the performance of activities typical of a gaming and betting operator, including the organisation, marketing and operation of games, betting activities, raffles, competitions and any other activities in which sums of money or items of economic value are placed at stake in any manner, on the basis of uncertain future outcomes, and in which such sums of money or items of economic value may be transferred among participants, regardless of whether the level of skill of the player is decisive in the outcomes or they depend wholly or fundamentally on luck, stakes or chance. Also included are the advertising, promotion and sponsorship of such activities. All this in accordance with Law 13/2011, of 27 May, on the regulation of gaming.

Mediaset España Comunicación, S.A. and Subsidaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

2. Full consolidation (directly owned by Publiespaña, S.A.U.)

Publimedia Gestión, S.A.U.

Publimedia Gestión, S.A.U. was incorporated in Madrid on 23 November 1999. The company’s registered office is at Carretera de Fuencarral a Alcobendas, no. 4, Madrid. It operates throughout Spain through its office in Madrid.

This company’s main business is the marketing of advertising space in the mass media.

This company is currently dormant.

Netsonic, S.L.U.

Netsonic, S.L.U. has established its registered office at Carretera de Fuencarral a Alcobendas, no. 4, Madrid.

Its company object is the creation of an online video advertising network that unifies the audience of Latin American countries of both international media groups (with an audience in Latin America) and Latin American ones.

In 2017, Publiespaña, S.A.U. acquired the portion held by non-controlling interests, thereby attaining a 100% ownership interest.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

ASSOCIATES OF MEDIASET ESPAÑA COMUNICACION, S.A.

Associates are entities over which the Company is in a position to exercise significant influence (which is presumed to exist when the ownership interest is at least 20%), but not direct control.

1.   Direct ownership through Mediaset España Comunicación, S.A.

Company	2018	2017	Line of business
Pegaso Televisión, Inc. 1401 Brickell Avenue - Ste 500 Miami, Florida	—	43.71%	A company through which investment is channelled into a Spanish-language television channel that broadcasts on the East Coast of the United States and Puerto Rico.

Producciones Mandarina, S.L. (*) C/ María Tubau, 3 28050 Madrid	—	30%	Creation and development of audiovisual content, as well as the production and commercial exploitation thereof.

La Fábrica de la Tele, S.L. (*) C/ Frómista, 5 28050 Madrid	—	30%	Creation and development of audiovisual content, as well as the production and commercial exploitation thereof.

Supersport Televisión, S.L. (*) C/ Federico Mompou, 5 Bis 28049 Madrid	—	30%	Production of news-based programmes, particularly with sports content.

Alea Media, S.A. (*) Avda. Alfonso XIII, 1 28002 Madrid	—	40%	Creation, development, production, acquisition and commercial exploitation, by any lawful means, of literary, musical, visual and audiovisual works, including audiovisual recordings.

Melodía Producciones, S.L. (*) C/ Serrano Anguita,10 28004 Madrid	—	40%	Creation, development, production, acquisition and commercial exploitation of literary, musical, visual and audiovisual works, including audiovisual recordings.

(*) See section 5 below.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

2.   Indirect ownership through Telecinco Cinema, S.A.U.

Company	2018	2017	Line of business
Economic Interest Grouping Furia de Titanes II, A.I.E. C/ Teobaldo Power, 2-3ºD Santa Cruz de Tenerife	34%	34%

Presentation for its own account or for the account of third parties of telecommunication services in any form and by any means, known or to be known, in accordance with the law at all times, involvement in any form whatsoever, in the creation, production, distribution and any kind of exploitation of audiovisual works, fiction, animation or documentaries.

3.   Indirect ownership interest through Conecta 5 Telecinco, S.A.U.

Company	2018	2017	Line of business
Megamedia Televisión, S.L. C/ Federico Mompou, 5 bis 28049 Madrid	30%	30%	Creation, development, production and exploitation of multimedia audiovisual content.

4.   Indirect ownership through Publiespaña, S.A.U.

Company	2018	2017	Line of business
Aunia Publicidad Interactiva, S.L. C/Orense, 85 Madrid	50%	50%	Provision of all manner of audiovisual communications services.

Adtech Ventures, S.p.A. Via Paleocapa, Pietro 3-Edif. Lexington Milan	50%	50%

The sale, in Italy and abroad, of advertising in the various media: press, internet, apps, Smart TV, radio, digital television channels, as well as other digital media and any further technological developments thereof.

The provision of services relating to the planning of campaigns and events both in Italy and in other countries.

Management of campaigns on automated advertising sale technology platforms. Development or acquisition of technology for the management and sale of new advertising formats.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

5.      Indirect ownership through Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U. (formerly Sogecable Editorial, S.L.U.)

Company	2018	2017	Line of business
Producciones Mandarina, S.L. C/ María Tubau, 3 28050 Madrid	30%	—	Creation and development of audiovisual content, as well as the production and commercial exploitation thereof.

La Fábrica de la Tele, S.L. C/ Frómista, 5 28050 Madrid	30%	—	Creation and development of audiovisual content, as well as the production and commercial exploitation thereof.

Supersport Televisión, S.L. C/ Federico Mompou, 5 Bis 28049 Madrid	30%	—	Production of news-based programmes, particularly with sports content.

Bulldog TV Spain, S.L. C/ Orense, 56, 10ºB 28020 Madrid	30%	—	Audiovisual production, creation and development of audiovisual content in any format and the production of this content by any broadcasting means.

Alma Productora Audiovisual, S.L. C/ Alfonso XII, 8, 2º Dcha. 28014 Madrid	30%	—	Production and distribution of programmes and audiovisual productions on any technical media.

Unicorn Content, S.L. Pso. Castellana, 129 Bajo A y B 28046 Madrid	30%	—	Production of television programmes.

Alea Media, S.A. Avda. Alfonso XIII, 1 28002 Madrid	40%	—	Creation, development, production, acquisition and commercial exploitation, by any lawful means, of literary, musical, visual and audiovisual works, including audiovisual recordings.

Melodía Producciones, S.L. (*) C/ Serrano Anguita,10 28004 Madrid	40%	—	Creation, development, production, acquisition and commercial exploitation of literary, musical, visual and audiovisual works, including audiovisual recordings.

(*) This company has been in liquidation since 10 October 2018.

These companies are accounted for using the equity method since the Group does not have either a majority shareholding or control.

None of the above companies is listed.

The Parent has made the corresponding disclosures to the investees in accordance with the provisions of the Spanish Limited Liability Companies Law and there is no commitment to incur contingencies in respect of these companies.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

2.              Basis of presentation and comparability of the consolidated financial statements

2.1.                            Fair presentation and compliance with International Financial Reporting Standards

The Group’s consolidated financial statements for 2018 were formally prepared:

•                  By the directors, at the Board of Directors Meeting held on 27 February 2019.

•                  In accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union, in conformity with Regulation (EC) no. 1606/2002 of the European Parliament and of the Council.

Also, these consolidated financial statements were prepared:

•                  Taking into account all the mandatory accounting principles and rules and measurement bases with a material effect on the consolidated financial statements, as well as the alternative treatments permitted by the relevant standards in this connection, which are specified herein.

•                  So that they present fairly the Group’s consolidated equity and financial position as at 31 December 2018 and the results of its operations, the changes in consolidated equity and the consolidated cash flows in the year then ended.

•                  On the basis of the accounting records kept by the Parent and by the other Group companies.

The Company is the Parent of an officially listed group of companies, and it is therefore obliged to present consolidated financial statements in accordance with International Financial Reporting Standards as approved by the European Union.

Since the accounting policies and measurement bases used in preparing the Group’s consolidated financial statements for 2018 and 2017 (EU-IFRSs) are not exactly the same as those used by the Group companies (local standards), the required adjustments and reclassifications were made on consolidation to unify the policies and methods used and to make them compliant with the International Financial Reporting Standards adopted in the European Union (EU-IFRSs).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The 2018 consolidated financial statements of the Group and 2018 financial statements of the Group companies have not yet been approved by their shareholders at the respective Annual General Meetings, although it is considered that they will be approved without any changes.

Comprehensive income is presented in two statements, a statement that shows the components of the profit or loss (consolidated statement of profit or loss) and a second statement that shows the components of other comprehensive income (consolidated statement of comprehensive income).

The consolidated statement of profit or loss is presented on the basis of the nature of the expenses.

The consolidated statement of cash flows is presented using the indirect method.

At the date of authorisation for issue of these consolidated financial statements, the Group had applied all the mandatory IFRSs and interpretations approved by the European Union (EU-IFRSs) and in force for annual reporting periods beginning on or after 1 January 2018.

Under Spanish corporate law, in addition to the figures for 2018 for each item in the consolidated statement of financial position, consolidated statement of profit or loss, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows, the figures for 2017 are presented for comparison purposes. The explanatory notes also contain quantitative information for 2017, except where an accounting standard expressly states that it is not necessary.

2.2.                            Changes in accounting policies

a)   Standards and interpretations approved by the European Union applied for the first time in this year

The accounting policies used in preparing the accompanying consolidated financial statements are the same as those used to prepare the consolidated financial statements for the year ended 31 December 2017, except for those that have been amended due to the first-time application of IFRSs.

IFRS 9, Financial Instruments

From the annual reporting period beginning on 1 January 2018, IFRS 9 has superseded IAS 39 and affects both financial assets and financial liabilities, in three main phases: (i) Classification and measurement; (ii) impairment methodology; and (iii) hedge accounting.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Debt instruments held within a business model whose objective is to hold financial assets in order to collect contractual cash flows that are solely payments of principal and interest are, in general, measured at amortised cost. When these debt instruments are held in a business model whose objective is achieved by both collecting contractual cash flows (payments of principal and interest) and selling financial assets, they are, in general, measured at fair value through other comprehensive income. All other debt and equity instruments are measured at fair value through profit or loss. However, an entity may make an irrevocable election to present in the “Consolidated Statement of Comprehensive Income” subsequent changes in the fair value of particular investments in equity instruments and, in general, only the dividends from those investments are recognised subsequently in profit or loss.

Changes in the contractual cash flows of a financial liability not leading to the derecognition of the financial liability must be recognised as a change in estimate of the contractual cash flows of the liability, maintaining the original effective interest rate and adjusting its carrying amount at the date of the change, and the related modification gain or loss is recognised in profit or loss.

The new IFRS 9 has provided a greater degree of flexibility in terms of the types of transactions that qualify for hedge accounting, specifically, broadening the types of instruments that fulfil the criteria to be considered as hedging instruments and the types of risk components of non-financial items that qualify for hedge accounting. Also, the effectiveness test was reviewed, and was replaced with the “economic relationship” principle. Retrospective assessment of hedge effectiveness is no longer necessary.

The most significant conclusions on the effects of this first-time application for the Group are as follows:

i)                                    Classification and measurement of financial instruments

Loans granted and accounts receivable measured at amortised cost, the amounts of which are detailed in Note 13.2, are held within a business model whose objective is to collect the contractual cash flows that are solely payments of principal and interest on the principle amount outstanding. Consequently, these financial assets continue to be measured at amortised cost under IFRS 9.

Equity instruments that were classified as available-for-sale financial assets (see Note 11) whose changes in fair value were recognised in equity but were reclassified to profit or loss when they were sold continue to be measured at fair value. However, fair value changes are irrevocably recognised in equity and cannot subsequently be recognised in profit or loss.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

In this connection, cumulative gains or losses amounting to EUR 272 thousand, relating to the sale, executed in January 2018, of a non-controlling interest held by the Company, were recognised in “Equity - Valuation Adjustments” at 1 January 2018.

Also, the Group does not have any renegotiated financial liabilities. All the other financial assets and liabilities continue to be measured on the same basis as that adopted under IAS 39.

ii)                                 Impairment of financial assets

Financial assets measured at amortised cost and contract assets are subject to the impairment requirements of the new IFRS 9. The new standard replaces the IAS 39 “incurred credit loss” models with a single “expected credit loss” model. This new model requires the recognition, at the date of initial recognition of a financial asset, of the expected credit loss that results from a default event on a financial instrument that are possible within the twelve months after the reporting date (twelve-month expected credit losses) or over the expected life of the financial instrument, depending on the changes in the credit risk of the financial assets since initial recognition or applying the simplified approach permitted by the standard for certain financial assets.

The Group’s most significant financial instruments relate mainly to receivables from third-party customers arising from the sale of advertising in various free-to-air television channels on the various website platforms that belong to the Group. The Group prepared estimates of the expected loss based on the credit risk of these financial assets based on historical rates of default.

For those assets where it was possible, the Group applied the simplified approach of expected credit losses on the financial instruments, the insignificant negative net impact of which on reserves at 1 January 2018 was EUR 1,585 thousand, net of the related tax effect.

The first-time retrospective application of this standard has not given rise to a significant impact on earnings per share.

iii)                              Hedge accounting

The Group had no hedging instruments at 31 December 2018 or 2017.

IFRS 15, Revenue from Contracts with Customers

IFRS 15 is the new comprehensive standard on the recognition of revenue from contracts with customers which, in periods beginning on or after 1 January 2018, superseded the following standards and interpretations currently in force: IAS 18, Revenue; IAS 11, Construction Contracts; IFRIC 13, Customer Loyalty Programmes; IFRIC 15, Agreements for the Construction of Real Estate; IFRIC 18,

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Transfers of Assets from Customers; and SIC-31, Revenue-Barter Transactions Involving Advertising Services.

In accordance with the new requirements of IFRS 15, revenue must be recognised in such a way as to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Specifically, the standard establishes a revenue recognition approach based on five steps:

• Step 1: Identify the contract(s) with a customer.

• Step 2: Identify the performance obligations in the contract.

• Step 3: Determine the transaction price.

• Step 4: Allocate the transaction price to the performance obligations in the contract.

• Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation.

Pursuant to IFRS 15, revenue must be recognised as an entity satisfies the obligations, i.e. when the “control” of the goods or services underlying the obligation in question is transferred to the customer. Additionally, much more prescriptive guidelines are established for specific scenarios, and disclosures are required.

In relation to the aforementioned standard, the application of the criteria envisaged in IFRS 15 on the Mediaset España Comunicación Group’s business did not entail that the recognition of revenue differed to that applied in previous years and, accordingly, no quantitative impact was identified.

Other amendments to IFRSs that did not have an impact:

Classification and Measurement of Share-based Payment Transactions (Amendments to IFRS 2) (mandatorily applicable on or after 1 January 2018)

Limited amendments that clarify specific issues such as the effects of vesting conditions on cash-settled share-based payments, the classification of share-based payment transactions with net settlement features and accounting for a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled.

Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts (Amendments to IFRS 4)

These amendments provide entities within the scope of IFRS 4 with the option of applying IFRS 9 with certain exceptions (overlay approach).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Transfers of Investment Property (Amendments to IAS 40) (mandatorily applicable on or after 1 January 2018)

These amendments clarify that transfers to, or from, investment property will only be possible when there is evidence of a change in use.

Improvements to IFRSs, 2014-2016 cycle

Minor amendments to a series of standards.

IFRIC 22, Foreign Currency Transactions and Advance Consideration (mandatorily applicable on or after 1 January 2018)

This interpretation establishes the “date of the transaction” for the purpose of determining the exchange rate to use in transactions with advance consideration in a foreign currency.

b)   Standards and interpretations published by the IASB but not yet applicable in this year

For the standards which it is estimated may have a more significant impact, management assessed the potential impact of their future application and considers that their entry into force will not have a material effect. In this regard, the results of the assessment carried out are as follows:

IFRS 16, Leases

IRFS 16 supersedes IAS 17, Leases, IFRIC 4, Determining Whether an Arrangement Contains a Lease, SIC-15, Operating Leases - Incentives and SIC-27, Evaluating the Substance of Transactions in the Legal Form of a Lease.

IFRS sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to recognise all leases under a single accounting model similar to the current method of recognising finance leases.

At the commencement date of the lease, a lessee shall recognise a financial liability for the payments to be made over the remaining life of the lease and an asset representing its right to use the underlying asset over the same period. Lessees must also recognise separately the related interest on the lease liability and the depreciation of the right-of-use asset.

Lessees are also required to remeasure the lease liability on the occurrence of certain events, and to recognise the remeasured amount of the lease liability as an adjustment to the right-of-use asset.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

IFRS 16 is effective for annual reporting periods beginning on or after 1 January 2019, with earlier application being permitted. The Group opted not to apply the new standard early, and it will therefore apply it for the first time for the annual reporting period beginning 1 January 2019.

For transition purposes, the Group intends to apply the simplified retrospective transition method for service agreements that fall within the scope of the standard.

The Group only has operating leases in which it is lessee, and has conducted a detailed assessment of the impact of this new standard on the consolidated financial statements by means of the following main tasks:

•                  Analysis of the leases entered into by the Group in order to determine whether they fall within the scope of the standard.

•                  With respect to the preceding point, the Group availed itself of the exemptions concerning short-term leases, as well as leases with a low-value underlying asset, pursuant to legislation.

•                  Analysis of the lease payments, where possible separating the non-lease components of the lease contract in the leases in force.

•                  Identification and estimation of the discount rates to be applied to each of the leases.

•                  Analysis of the impact of the standard on the Group’s financial ratios.

Pursuant to the foregoing, the impacts reasonably arising from the first-time application, at 1 January 2019, of IFRS 16 on the consolidated statement of financial position will be as follows:

An increase in assets under “Property, Plant and Equipment” and, in turn, an increase in current and non-current liabilities under “Payables for Acquisition of Non-Current Assets”. These basically relate to leases of offices, printers and vehicles.

Also, the recognition of an initial negative reserve, net of the related tax effect and, therefore, of a temporary difference.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The estimated effects that the application of IFRS 16 would have had on the consolidated statement of profit or loss and the consolidated statement of cash flows for 2018 are as follows:

A reduction in operating expenses, which would be offset against “Profit from Operations” as an increase in depreciation of the right-of-use assets and an increase in finance costs on lease liabilities. There would not be a significant impact on the consolidated profit for the year.

An increase in cash flows from operating activities with an insignificant impact, offset by a reduction, of the same amount, in cash flows from financing activities, since the repayment of the principal portion of lease liabilities will be classified as cash flows from financing activities, although the generation of cash flow would not be affected.

Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28)

Commission Regulation (EU) no. 2019/237 amending International Accounting Standard 28, Investments in Associates and Joint Ventures was published on 11 February 2019. On 12 October 2017, the International Accounting Standards Board (IASB) published “Long-term Interests in Associates and Joint Ventures” (amendments to IAS 28) in the framework of the improvement procedure carried out by the Board on a regular basis in order to rationalise and clarify the aforementioned standards. The amendments are aimed at clarifying that the impairment requirements set forth in IFRS 9, Financial Instruments apply to long-term interests in associates and joint ventures.

Paragraph 14A is therefore added, according to which:

“An entity also applies IFRS 9 to other financial instruments in an associate or joint venture to which the equity method is not applied. These include long-term interests that, in substance, form part of the entity’s net investment in an associate or joint venture (see paragraph 38). An entity applies IFRS 9 to such long-term interests before it applies paragraph 38 and paragraphs 40-43 of this Standard. In applying IFRS 9, the entity does not take account of any adjustments to the carrying amount of long-term interests that arise from applying this Standard.”

The amendments to this standard will be applied retrospectively in accordance with IAS 8 for annual reporting periods beginning on or after 1 January 2019.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Prepayment Features with Negative Compensation (Amendments to IFRS 9) (mandatorily applicable on or after 1 January 2019).

They permit the measurement at amortised cost of certain financial instruments with prepayment features, which may be put back to the issuer before maturity for an amount lower than the unpaid amounts of principal and interest on the principal amount outstanding.

IFRIC 23, Uncertainty Over Income Tax Treatments (mandatorily applicable on or after 1 January 2019)

This interpretation clarifies how to apply the recognition and measurement requirements in IAS 12 when there is uncertainty over the acceptability of a particular tax treatment used by the entity under tax law.

c)         Standards not yet approved for use in the European Union

Improvements to IFRSs, 2015-2017 cycle

These amendments clarify that IFRS 9 should be applied to long-term interests in an associate or a joint venture if the equity method is not applied.

Definition of a Business (Amendments to IFRS 3)

These amendments clarify the definition of a business.

Definition of Material (Amendments to IAS 1 and IAS 8)

Amendments to IAS 1 and IAS 8 to align the definition of material with the definition contained in the Conceptual Framework.

IFRS 17, Insurance Contracts (mandatorily applicable on or after 1 January 2021)

IFRS 17 supersedes IFRS 4 and establishes principles for the recognition, measurement, presentation and disclosure of insurance contracts issued to ensure that entities provide relevant and reliable information that gives a basis for users of the information to assess the effect that insurance contracts have on the financial statements.

Plan Amendment, Curtailment or Settlement (Amendments to IAS 19)

Clarify how to calculate the service cost and net interest for the remainder of the reporting period when there is an amendment, curtailment or settlement of a defined benefit plan.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

2.3.                            Responsibility for the information and use of estimates

The information in these consolidated financial statements is the responsibility of the Parent’s directors.

In preparing the Group’s consolidated financial statements for 2018, certain estimates and assumptions were made on the basis of the best information available at 31 December 2018 on the events analysed. Events that take place in the future might make it necessary to change these estimates (upwards or downwards) in the coming years. Changes in accounting estimates would be applied prospectively in accordance with the requirements of IAS 8, recognising the effect of the change in estimates in the related consolidated statement of profit or loss.

The estimates and assumptions are reviewed on an ongoing basis. The results of the reviews of accounting estimates are recognised in the period in which they arise if they affect only that period, or are recognised in the review period and subsequent periods if both are affected. The key assumptions regarding the future and the uncertainties of other key sources of estimates at the reporting date for which there is a risk that adjustments may have to be made to the carrying amounts of assets and liabilities in the coming years are described below.

•                  Impairment of non-financial assets

The Group assesses whether there are any indications of impairment of all the non-financial assets at the reporting date. The impairment of goodwill and other intangible assets with indefinite useful lives is analysed, where appropriate, at least once a year or whenever there is any indication of impairment. The non-financial assets are tested for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

If there is objective evidence that an impairment loss has been incurred, the amount of the impairment loss is measured as the difference between the carrying amount of the asset and its recoverable amount, which is calculated as the higher of fair value and the present value of the estimated future cash flows discounted using an appropriate discount rate to obtain the present value of those cash flows.

•                  Impairment of financial assets

At the end of each reporting period the Group assesses whether there is any indication of impairment of its financial assets or groups of financial assets, including the investments in companies accounted for using the equity method (see Note 10).

For assets recognised at amortised cost, a loss is recognised, where applicable, when there is objective evidence thereof, recognised in the form of a provision. The amount of the loss is measured as the difference between the carrying amount of the asset and the present value of the estimated future cash flows discounted at the original effective interest rate of the financial asset.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Any impairment of available-for-sale financial assets is recognised as the difference between their cost (net of any principal repayment and amortisation) and their current fair value, less any impairment loss previously recognised in the consolidated statement of profit or loss.

•             The useful life of the property, plant and equipment and intangible assets

The Group periodically reviews the useful lives of its property, plant, and equipment and intangible assets, adjusting the depreciation and amortisation charge prospectively if the estimates change.

•             Recoverability of deferred tax assets

If the Group or any of the Group companies recognise deferred tax assets, the corresponding estimates of taxable profits expected in future years are reviewed at the reporting date in order to assess the recoverability of the deferred tax assets based on their last year for deduction and, where appropriate, the related impairment loss is recognised where such recoverability is not assured.

•             Provisions for taxes and other contingencies

The Group recognises a provision for taxes and other contingencies in accordance with the accounting policy described in Note 4.19 to these consolidated financial statements. The Group made judgments and estimates regarding the probability of the occurrence of these contingencies, as well as the amount thereof, and recognised a provision when the contingency was considered probable, estimating the cost that such an occurrence would represent for it.

3.              Proposed distribution of the profit of the Parent

The proposed distribution of the Parent’s profit prepared by the directors, which has not yet been approved by the shareholders at the Annual General Meeting, is as follows (expressed in thousands of euros):

Basis of distribution

Profit	175,089
Total	175,089

Distribution

Ordinary dividend	100,163
To reserves	74,926
Total	175,089

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Restrictions on the distribution of dividends

The Parent must transfer 10% of net profit for each year to the legal reserve until the balance of this reserve reaches at least 20% of the share capital. This reserve may not be distributed to shareholders until it has reached 20% of share capital. At the date of preparation of these financial statements, the legal reserve had reached the legally required minimum and the change therein related to the proportional part of the capital reduction, which was transferred to “Other Reserves” (see Note 15).

Once the legal or bylaw requirements have been met, dividends may only be distributed out of profit for the year or unrestricted reserves, provided that the value of equity is not lower than that of share capital or, as a result of this distribution, does not fall below share capital. For these purposes, the profit recognised directly in equity may not be distributed, either directly or indirectly. If prior years’ losses reduce the Parent’s equity to below its share capital, profit will be used to offset these losses.

At its meeting of 27 February 2019, the Parent’s Board of Directors resolved to propose to the shareholders at the Annual General Meeting that an ordinary dividend of EUR 100,163 thousand be paid and that EUR 74,926 thousand be appropriated to the Company’s unrestricted reserves, recognised under “Other Reserves”.

4.              Accounting policies

The main accounting policies applied in the preparation of the Group’s consolidated financial statements were as follows:

4.1.         Basis of consolidation

The consolidated financial statements comprise the financial statements of the Parent and its subsidiaries as at 31 December 2018. Control is obtained when the Group is exposed, or has rights, to variable returns from its involvement with a subsidiary and has the ability to affect those returns through its power over the subsidiary. Specifically, the Group controls a subsidiary if, and only if, the Group has:

•                            Power over the subsidiary (existing rights that give it the power to govern the significant activities of the subsidiary).

•                            Exposure, or rights, to variable returns from its involvement with the subsidiary.

•                            The ability to use its power over the subsidiary to affect the amount of the investor’s returns.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Generally, there is a presumption that the majority of voting rights entails control. To support this presumption and when the Group does not have a majority of the subsidiary’s voting or similar rights, the Group considers all relevant facts and circumstances to assess whether it has power over the subsidiary, including:

•                            Contractual agreements with other owners regarding the subsidiary’s voting rights.

•                            Rights arising from other contractual agreements.

•                            Potential voting rights of the Group.

The Group reassesses whether or not it has control over a subsidiary if the facts and circumstances indicate that there are changes in one or more of the elements that determine control. Consolidation of a subsidiary begins from the date the Group obtains control of the subsidiary and ceases when the Group loses control of the subsidiary. The assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date on which the Group obtains control or until the date on which the Group loses control.

Gains or losses and each of the components of other comprehensive income are attributed to the owners of the shares of the Parent of the Group and to non-controlling interests, even if this means that the non-controlling interests have a debit balance. Where necessary, adjustments are made to the financial statements of the subsidiaries to adapt the accounting policies to those applied by the Group. Intragroup assets and liabilities, equity, income, expenses and cash flows arising from transactions between Group companies are eliminated in full on consolidation.

Any change in the percentage of ownership in a subsidiary where control is not lost is recognised as a transaction involving equity instruments.

When the Group loses control of a subsidiary, it derecognises the related assets (including goodwill), related liabilities, non-controlling interests and other components of equity, recognising any gain or loss in profit or loss for the year. Any investments retained in the former subsidiary are recognised at fair value.

All the items that make up property, plant and equipment and intangible assets are linked to the production and obtainment of revenue of the business activity.

4.2.              Translation of financial statements of foreign companies

The consolidated financial statements are presented in euros, which is the Parent’s functional and presentation currency. Each Group entity determines its own functional currency and the items included in the financial statements of each entity are recognised using this functional currency when applicable. Where necessary, the items in the statement of financial position and the statement of profit and loss of the foreign companies included in consolidation are translated using the year-end exchange rate method which means:

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

•                            All assets, rights and obligations are translated using the exchange rate prevailing at the foreign companies’ year-end.

•                            Income and expense items are translated at an average exchange rate for the year.

Any difference between the amount of the equity of foreign companies, including the balance of the consolidated statement of profit or loss in accordance with the foregoing paragraph -translated at the historical exchange rate- and the net equity position resulting from the translation of the assets, rights and obligations in accordance with the preceding section, is recognised as negative or positive as corresponds to it in the equity in the consolidated statement of financial position.

4.3.              Related parties

“Related Parties” in the consolidated statement of financial position includes the balances receivable from and payable to significant shareholders and associates. The other balances generated in related-party transactions with members of the Board of Directors or key management executive are classified under the related headings in the statement of financial position.

4.4.              Current/Non-current classification

In the accompanying consolidated statement of financial position, the assets and liabilities maturing within no more than 12 months are classified as current assets and liabilities and those maturing within more than 12 months are classified as non-current assets and liabilities.

All audiovisual property rights which the Group expects to consume in a period of less than 12 months are included under non-current assets and detailed in Note 8.

4.5.              Property, plant and equipment

The assets included in property, plant and equipment are measured using the cost model, which includes the acquisition price of the assets plus the additional expenses incurred until they are ready for their intended use. Items of property, plant and equipment are measured at the lower of acquisition price and recoverable amount.

Repairs that do not lead to a lengthening of the useful life of the assets and maintenance costs are charged to the consolidated statement of profit or loss.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Depreciation of property, plant and equipment is calculated systematically using the straight-line method over the useful life of the assets, based on the actual decline in value caused by their use and wear and tear.

The depreciation rates used to calculate the depreciation of the various items of property, plant and equipment are as follows:

Depreciation rate
Buildings	3%
Technical TV equipment	20%
Facilities	10%
Tools	20%
Furniture	10%
Computer hardware	25%
Transport equipment	14-15%
Other items of property, plant and equipment	20%

4.6.              Intangible assets

Intangible assets are recognised at cost. The cost of intangible assets acquired in a business combination is the acquisition-date fair value. After initial recognition, intangible assets are recognised at cost less accumulated amortisation and existing accumulated impairment losses. An intangible asset is recognised if, and only if, it is probable that it will generate future economic benefits for the Group and that its cost can be measured reliably.

•             Development expenditure

Development expenditure relates solely to software projects that have reached the development stage. They are measured at cost and charged to specific projects up to the time of completion, provided that the financing necessary for completion is reasonably assured and there are sound reasons to foresee the technical success of the project.

•             Concessions, patents and trademarks

This heading relates mainly to the intellectual property for usage licences and the television channel concessions.

The “Cuatro” trademark and the licence to operate the “Cuatro” multiplex were identified in the process of allocating the acquisition price of the Sogecuatro Group. The useful life of the “Cuatro” trademark is estimated to be 20 years.

The licence is treated as an intangible asset with an indefinite useful life. Intangible assets with indefinite useful lives are not amortised, but rather are tested for impairment at least annually, or when there are indications of impairment.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

•             Computer software

“Computer Software” includes the amounts paid for access to the title to or the right to use computer programs. Computer software maintenance costs are charged directly as an expense in the year in which they are incurred.

It is amortised over three years from the date it comes into use.

4.7.              Audiovisual property rights

4.7.1.              Rights on external productions

These consist mainly of audiovisual property rights acquired for a period longer than the financial year. They are recognised at acquisition price and the individual value of each right is included. If they are acquired in closed packages which do not detail the individual value of each audiovisual property right, the allocation of individual values is calculated on the basis of a weighting equal to the cost of acquiring audiovisual property rights of a similar type and category to those that would have been purchased individually.

The cost of audiovisual property rights acquired in a business combination is the acquisition-date fair value.

The right is recognised when the material is accepted for screening per the contract or at the date on which the rights commence, whichever is earlier. In the case of several rights associated with the same contract, which are accepted in the same year but on different dates, the Group recognises the acquisition of the rights in the contract on the date on which the first of these rights is accepted for screening or on the date on which the rights commence, whichever is the earlier.

They are charged to “Audiovisual Property Rights Used” in the consolidated statement of profit or loss on the basis of the number of screenings aired, as follows:

1.                    Films and TV Movies (non-serialised products)

1.1.               Rights to two screenings per the contract:

First screening: 50% of the cost of acquisition.

Second screening: 50% of the cost of acquisition.

1.2.               Rights to three or more screenings per the contract:

First screening: 50% of the cost of acquisition.

Second screening: 30% of the cost of acquisition.

Third screening: 20% of the cost of acquisition.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

2.                    Other products (serialised)

Rights to two or more screenings per the contract:

First screening: 50% of the cost of acquisition.

Second screening: 50% of the cost of acquisition.

In the event of a sale of a screening to third parties, the value of the screening calculated according to the percentages indicated above is amortised on the basis of the territorial signal distribution capacity of the purchasing television broadcaster, a cost of sales is recognised on the basis of the revenue generated in the territory where the screening is sold and adjustments are made to the unsold value of the screening in question.

Valuation adjustments are applied to these rights where necessary, as detailed in Note 4.11.

4.7.2.              Rights on in-house productions of serialised products

This heading includes those productions which the Group -based on its title thereto- may screen and subsequently sell.

The value thereof includes both the costs incurred directly by the Group and the amounts billed by third parties.

The cost of audiovisual property rights acquired in a business combination is the acquisition-date fair value.

The residual value, which is estimated at 2% of the total cost, is amortised on a straight-line basis over a period of three years from the availability of the production, except in the case of the sale of these rights to third parties during the amortisation period, in which case the residual value is applied to the proceeds from the sale.

They are charged to “Audiovisual Property Rights Used” in the consolidated statement of profit or loss on the basis of the number of screenings aired, as follows:

•             Serialised productions less than 60 minutes long and/or broadcast daily.

First screening: 100% of the amortisable value.

•             Serialised productions of 60 minutes or longer and/or broadcast weekly.

First screening: 90% of the amortisable value.

Second screening: 10% of the amortisable value, except for promotional screenings.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Valuation adjustments are applied to these rights where necessary, as detailed in Note 4.11.

4.7.3.              Distribution rights

“Distribution Rights” includes the rights acquired by the Group for exploitation in all windows in Spain.

The cost of the right is that stipulated in the contract. It is recognised as a use of rights based on the expected pattern of consumption in each of the windows in which the right is exploited, as well as on the basis of the estimated audiences in each of the windows.

As soon as the right or free-to-air screening commences, the cost is reclassified to “Rights on External Productions”.

In the free-to-air television window, distribution rights are charged to “Audiovisual Property Rights Used” in the consolidated statement of profit or loss as in the case of audiovisual property rights, as explained in the corresponding section of these notes.

4.7.4.              Coproduction rights

“Coproduction Rights” includes the coproduction rights acquired by the Group for exploitation in all windows in Spain.

The cost of the right is that stipulated in the contract. It is recognised as a use of rights based on the expected pattern of consumption in each of the windows in which the right is exploited, as well as on the basis of the estimated audiences in each of the windows.

As soon as the right or free-to-air screening commences, the cost is reclassified to “Rights on In-House Productions”.

In the free-to-air television window, distribution rights are charged to “Audiovisual Property Rights Used” in the consolidated statement of profit or loss as in the case of audiovisual property rights, as explained in the corresponding section of these notes.

4.7.5.              Master copies and dubbing

These correspond respectively to the support materials for audiovisual property rights and the cost of dubbing work to be carried out on the original versions.

They are measured at acquisition cost and expensed as items used in the same proportion as the audiovisual property rights to which they are associated.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

4.7.6.              Live broadcasting rights

The costs relating to live sports broadcasting rights are recognised at the cost stipulated in the contract under “Procurements” in the consolidated statement of profit or loss. They are expensed when each event is broadcast. Advance payments are recognised in the consolidated statement of financial position under “Other Current Assets”.

4.8.              Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of a business combination is the sum of the acquisition-date fair value of the consideration transferred, and the amount of any non-controlling interests in the acquiree. For each business combination, the acquirer shall measure any non-controlling interest in the acquiree at either fair value or the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. The costs relating to the acquisition are recognised as expenses in the consolidated statement of profit or loss.

When the Group acquires a business, it shall classify or designate the identifiable assets acquired and liabilities assumed, as necessary, on the basis of the contractual agreements, economic conditions, accounting and operating policies and other relevant conditions existing at the acquisition date.

If the business combination is achieved in stages, the Group remeasures its previously held equity interests in the acquiree at their acquisition-date fair value and recognises the resulting gains or losses, if any, in the consolidated statement of profit or loss.

Any contingent consideration transferred by the Group is recognised at acquisition- date fair value. Subsequent changes in the fair value of contingent considerations classified as an asset or a liability shall be recognised with any resulting gain or loss recognised either in the consolidated statement of profit or loss or in other comprehensive income. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

Goodwill is initially recognised at cost. Goodwill is the excess of the sum of the consideration transferred and the amount of any non-controlling interest recognised over the carrying amount of the assets acquired and liabilities assumed. If the fair value of the net assets acquired exceeds the value of the consideration transferred, the Group remeasures them to ensure that all the assets acquired and all the obligations assumed have been correctly identified and reviews the procedures applied to measure the amounts recognised at the acquisition date. If this revaluation results in an excess of the fair value of the net assets acquired over the aggregate amount of the consideration transferred, the difference is recognised as a gain in the consolidated statement of profit or loss.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired.

For the purpose of the assessment of impairment losses, goodwill acquired in a business combination is allocated, from the acquisition date, to each cash-generating unit of the Group or group of cash-generating units that are expected to benefit from the synergies of the business combination, irrespective of whether other assets and liabilities of the Group are allocated to those cash-generating units or groups of units.

Impairment of goodwill is determined by assessing the recoverable amount of the cash-generating unit or group of units to which goodwill relates. If the recoverable amount of the cash-generating unit or units is less than their carrying amount, the Group recognises an impairment loss.

Impairment losses relating to goodwill may not be reversed in future periods.

If goodwill has been allocated to a cash-generating unit and the entity sells or otherwise disposes of an activity within that unit, the goodwill associated with the activity is included in the carrying amount of the activity when determining the gain or loss on disposal and shall be measured on the basis of the relative values of the activity disposed of and that part of the generating unit that is retained.

4.9.              Non-current financial assets of companies accounted for using the equity method

The equity method is applied to companies in which the Group exercises significant influence, directly or indirectly, through holding 20 per cent or more of the voting power of the investee.

The investment in an investee is initially recognised at cost and increased or decreased by the post-acquisition-date change in the investor’s share of net assets of the investee.

The value of these investments in the consolidated statement of financial position includes, where applicable, the goodwill arising on the acquisition thereof.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The corresponding percentage of the investee’s profit or loss is recognised in consolidated profit or loss for the year. When there is a change that the associate recognises directly in its statement of comprehensive income, the Group recognises its interest in that change and discloses it, where applicable, in the consolidated statement of comprehensive income.

Dividends received from investments reduce the carrying amount of the investment.

Once the equity method has been applied and the value of the associate recognised, if there are any indications of impairment of the investment, the analyses and testing for possible impairment are carried out so that the impact of the impairment loss can be recognised in the year in which it is detected.

If the Group’s share of the losses of an associate equals or exceeds its interest in the associate, the investor discontinues recognising its share of further losses. The interest in an associate is the carrying amount of the investment in the associate determined using the equity method together with any long-term interests that, in substance, form part of the Group’s net investment in the associate. Losses recognised using the equity method in excess of the Group’s investment in ordinary shares are applied to the other components of the Group’s interest in an associate in the reverse order of their seniority (i.e. priority in liquidation).

If the Group ceases to have significant influence over the associate, it measures and recognises the investment at fair value. Any difference between the carrying amount of the associate when significant influence is lost and the fair value of the investment retained is recognised in the consolidated statement of profit or loss.

Additionally, the amounts recognised in the reserve accounts of associates that can be recycled to the consolidated statement of profit or loss are reclassified and the investment in the associate is recognised under “Non-Current Financial Assets” in the consolidated statement of financial position.

4.10. Financial assets

Since 1 January 2018, the Group has classified its financial assets in the following measurement categories:

•             those measured at amortised cost, and;

•             those measured subsequent to initial recognition at fair value (either through profit or loss or through other comprehensive income).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

i)    Classification

The classification depends on the entity’s business model for managing financial assets and the contractual terms and conditions of the cash flows.

Gains and losses on assets measured at fair value shall be recognised in profit or loss or in equity. The recognition of investments in equity instruments that are not categorised as investments accounted for using the equity method shall depend on whether the Group made an irrevocable election at initial recognition to account for the investment in equity at fair value through other comprehensive income.

ii)   Recognition and derecognition

Regular way purchases and sales of financial assets are recognised at trade date, namely, the date on which the Group undertakes to buy or sell the asset. Financial assets are derecognised when the rights to the cash flows from the related financial asset expire or are transferred and when the Group has also transferred substantially all the risks and rewards of ownership.

iii)  Measurement

The Group has financial assets that are measured at amortised cost and at fair value. Financial assets measured at amortised cost are initially recognised by the Group at fair value plus any transaction costs directly attributable to the acquisition of the financial asset.

Debt instruments

Debt instruments consist of contractual cash flows representing solely payments of principal and interest. These debt instruments are subsequently measured at amortised cost. Interest income from these financial assets is included in finance income using the effective interest method. Any gain or loss arising from the derecognition of the assets is recognised directly in profit or loss for the year and is presented under other gains/(losses) together with exchange gains and losses. Impairment losses are presented as a separate line item in the statement of profit or loss.

Equity instruments

Investments in equity instruments that are excluded from the scope of consolidation since neither control nor significant influence is exercised are initially and subsequently recognised at fair value. Subsequent fair value changes are irrevocably recognised in equity and cannot subsequently be recognised in profit or loss. These financial assets relating to investments in equity instruments are recognised under “Non-Current Financial Assets” (see Note 11).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

4.11. Impairment of non-current assets

4.11.1. Non-financial assets

The Group regularly assesses, and at least at each year-end, whether there are any indications that the assets or cash-generating units may have become impaired. If there is any indication of impairment, or when accounting standards require an annual impairment test, the Group estimates the recoverable amount of the asset or cash-generating units. The recoverable amount of an asset or cash-generating unit is the higher of fair value less costs to sell and value in use.

In assessing value in use, future cash inflows are discounted to present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit. To determine fair value less estimated costs to sell, calculations were made in accordance with valuation models or other available fair value indicators.

Where the assets themselves do not generate cash flows that are independent from another asset or group of assets, the recoverable amount of the cash- generating unit to which the assets belong is determined.

When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset is considered impaired and its carrying amount is reduced to its recoverable amount. The impairment losses are recognised in the consolidated statement of profit or loss.

At the end of each reporting period it is assessed whether there are indications that previously recognised impairment losses may no longer exist or may have been reduced. If this is the case, the Group estimates the recoverable amount. Except in the case of goodwill, an impairment loss recognised in prior periods may be reversed if there is a change in the causes that gave rise to it. Such reversal shall be recognised in the consolidated statement of profit or loss. The increased carrying amount shall not exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised.

Goodwill and other intangible assets

The impairment test for goodwill and assets with indefinite useful lives is performed by evaluating the recoverable amount of each cash-generating unit (or group of cash-generating units) associated with them. If the recoverable amount of the cash-generating units is less than their carrying amount, an impairment loss is recognised. At 31 December 2018, the recoverable amount of the aforementioned units exceeds the carrying amount (see Note 9).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

4.11.2. Financial assets

Financial assets measured at amortised cost and contract assets are subject to the impairment requirements of the new IFRS 9. This requires the recognition, at the date of initial recognition of a financial asset, of the expected credit loss that results from a default event on a financial instrument that are possible within the twelve months after the reporting date (twelve-month expected credit losses) or over the expected life of the financial instrument, depending on the changes in the credit risk of the financial assets since initial recognition or applying the simplified approach permitted by the standard for certain financial assets.

The Group’s most significant financial instruments relate mainly to receivables from third-party customers arising from the sale of advertising in various free-to-air television channels on the various website platforms that belong to the Group. The Group prepares estimates of the expected loss based on the credit risk of these financial assets based on historical rates of default.

For those assets where it is possible, the Group applies the simplified approach of expected credit losses on the financial instruments.

4.12. Inventories

The cost of producing in-house programmes is determined taking into account all the costs attributable to the product incurred by the Group. The cost of inventories acquired in a business combination is the acquisition-date fair value. It also includes advances paid for programmes.

These are charged to consolidated profit or loss when they are broadcast.

4.13. Cash and cash equivalents

Cash and cash equivalents include cash on hand and at banks and short-term demand deposits at banks with an initial maturity of three months or less.

4.14. Grants

These amounts received from official bodies are recognised when they are received and the conditions attaching to the grants are accepted.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The difference between the nominal value of the amount received and its fair value is treated as a reduction in the amount of the asset financed and is taken to income on a time proportion basis.

4.15. Treasury shares

Own equity instruments reacquired (treasury shares) are recognised at cost and are deducted from equity. No loss or gain from the purchase, sale, issue or retirement of the Parent’s own equity instruments is recognised in the consolidated statement of profit or loss. Treasury shares do not carry voting rights or pay dividends.

4.16. Financial liabilities

Financial liabilities are initially recognised at fair value less attributable transaction costs. Subsequent to initial recognition, financial liabilities are measured at amortised cost, and the difference between the cost and repayment value is recognised in the consolidated statement of profit or loss over the term of the loan using the effective interest method.

Liabilities maturing within no more than 12 months from the date of the consolidated statement of financial position are classified as current liabilities and those maturing within more than 12 months are classified as non-current liabilities.

4.17. Derivative financial instruments

The Group uses certain financial derivatives to manage its exposure to exchange rate fluctuations. In 2018 and 2017 the derivatives were not significant (see Notes 13.1 and 13.2).

Cash flow hedges are hedges of exposure to changes in cash flows that are attributable to a specific risk associated with a recognised asset or liability or a highly probable forecast transaction and may affect the consolidated statement of profit or loss.

Derivatives are initially recognised at fair value on the date on which the arrangement is entered into and are subsequently measured at fair value at each reporting date. The accounting for subsequent fair value changes depends on whether the derivative has been designated as a hedging instrument and, if it has, on the nature of the hedged item.

The Group did not have any hedging instruments at 31 December 2018 and 2017. However, the derivatives held by the Group at 31 December 2018 are considered to be held-for-trading instruments and the effect of the valuation adjustments is recognised in the consolidated statement of profit or loss.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Also, the fair values of derivative financial instruments are classified as current assets or current liabilities and are disclosed in Note 13.2.

4.18. Derecognition of financial assets and liabilities

4.18.1.Financial assets

A financial asset (or, where applicable, a part of the financial asset or part of a group of similar financial assets) is derecognised when:

•             The rights to receive cash flows of the asset have expired.

•             The Group retains the right to receive cash flows of the asset, but has assumed the obligation to pay them in full without delay to a third party under a transfer agreement.

•             The Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has not transferred or retained substantially all the risks and rewards of the asset, but has transferred control over the asset.

When the Group has transferred its rights to receive cash flows from an asset and has not transferred or retained substantially all the risks and rewards of the asset and has not transferred control of the asset, the Group continues to recognise the asset to the extent that it remains involved in the asset. Continuing involvement that takes the form of a guarantee on the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration received that the entity may be required to return.

4.18.2.Financial liabilities

A financial liability is derecognised when the related obligation is settled, cancelled or expires.

An exchange of debt instruments between the Group and a lender are accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability, provided that the instruments have substantially different terms. Similarly, a substantial modification to the terms of an existing financial liability or part of it is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. The difference between the carrying amount of the financial liability extinguished and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

If it is determined that the new terms and conditions of or modifications to a financial liability are not substantially different from the existing terms and, therefore, it is determined that the modification is not significant, the existing financial liability is not derecognised. The Group recalculates the gross carrying amount of the financial liability and recognises a modification gain or loss in profit or loss. The gross carrying amount of the financial liability is recalculated as the present value of the renegotiated or modified contractual cash flows discounted at the financial liability’s original effective interest rate.

4.19. Provisions for contingencies and charges

Provisions are recognised in the consolidated statement of financial position when the Group has a present obligation (whether legal or constructive) as a result of past events with respect to which it is probable that an outflow of resources embodying future economic benefits will be required to settle the obligation. The amounts recognised as provisions represent the best estimate of the expenditures required to offset the present value of these obligations at the date of the consolidated statement of financial position.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate of the corresponding liability at any given time.

Where the effect of the time value of money is material, the amount of the provision is calculated by discounting the expected future cash outflows using market interest rates. When the discount method is used, the increase in the provision arising from the passage of time is recognised as an interest expense.

4.20. Income tax

The Parent Mediaset España Comunicación, S.A. files consolidated income tax returns with the following subsidiaries:

•      Grupo Editorial Tele 5, S.A.U.

•      Telecinco Cinema, S.A.U.

•      Publiespaña, S.A.U.

•      Publimedia Gestión, S.A.U.

•      Mediacinco Cartera, S.L.U.

•      Conecta 5 Telecinco, S.A.U.

•                  Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U. (formerly Sogecable Editorial, S.L.U.)

•                  Advertisement 4 Adventure, S.L.U. (formerly Sogecable Media, S.L.U.)

•                  Concursos Multiplataformas, S.A.U.

•                  Netsonic, S.L.U.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The changes in the consolidated tax group in 2018 were as follows:

Addition to the consolidated tax group due to the purchase in 2017 of the non- controlling interests in Netsonic, S.L.U. (a company wholly owned by Publiespaña, S.A.U. which is in turn wholly owned by Mediaset España Comunicación, S.A.).

The income tax expense for the year is recognised in the consolidated statement of profit or loss, except in cases where it relates to items that are recognised directly in the consolidated statement of comprehensive income or in the consolidated statement of changes in equity, in which case the tax effect is recognised under that heading.

Deferred tax assets and liabilities are accounted for based on temporary differences between the tax bases of the assets and liabilities and their carrying amounts, using the tax rates in force when the assets are realised and the liabilities are settled in accordance with the rates and laws in force at the date of the statement of financial position. The deferred tax assets and liabilities that arise from changes in the consolidated statement of comprehensive income are charged or credited directly in the consolidated statement of comprehensive income. Deferred tax assets, tax loss and tax credit carryforwards are only recognised when their future realisation is reasonably assured and they are subsequently adjusted if the existence of tax bases to offset future profits is not considered probable.

Current tax assets and liabilities are the estimated amounts payable or receivable from the public authorities in accordance with the tax rates in force at the date of the consolidated statement of financial position, including any other tax adjustments for prior years.

The Group recognises a deferred tax liability for all taxable temporary differences except:

•             When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction which is not a business combination and which, at the time of the transaction, affected neither accounting profit nor taxable profit.

•             With respect to taxable temporary differences associated with investments in subsidiaries and associates, if the timing of the reversal of temporary differences can be controlled by the Parent and it is probable that temporary differences will not reverse in the foreseeable future.

The Group recognises deferred tax assets for all deductible temporary differences and tax loss and tax credit carryforwards to the extent that it is probable that there will be taxable profits against which the deductible temporary difference, tax credit or unused tax loss carryforwards may be used, except:

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

•             When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and which, at the time of the transaction, did not affect either accounting profit or taxable profit.

•             With respect to the deductible temporary differences associated with investments in subsidiaries and associates, deferred tax assets are only recognised to the extent that it is probable that temporary differences will reverse in the foreseeable future and that there will be sufficient taxable profit available against which to apply the temporary differences.

The Group reviews the carrying amount of deferred tax assets at each year-end and reduces them to the extent that it is no longer probable that sufficient taxable profit will be available to allow some or all of the deferred tax assets to be used. The Group also reviews the unrecognised deferred tax assets at each year-end and recognises them to the extent that it becomes probable that future taxable profits will enable the assets to be recovered.

Deferred tax assets and liabilities are offset if there is a legal right in force to offset current tax assets and liabilities and the deferred taxes are recognised by the same tax entity and relate to the same tax authority.

4.21. Revenue and expense recognition

Revenue and expenses are recognised excluding the amounts corresponding to the taxes on these transactions, with the exception of those that are not tax deductible, which would be added to the latter.

Revenue and expenses are recognised based on the actual flow of the related goods and services, regardless of when the resulting monetary or financial flow arises.

In accordance with the requirements of IFRS 15, revenue must be recognised in such a way as to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Specifically, the standard establishes a revenue recognition approach based on five steps:

•Step 1: Identify the contract(s) with a customer.

•Step 2: Identify the performance obligations in the contract.

•Step 3: Determine the transaction price.

•Step 4: Allocate the transaction price to the performance obligations in the contract.

•Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Pursuant to IFRS 15, revenue must be recognised as an entity satisfies the obligations, i.e. when the “control” of the goods or services underlying the obligation in question is transferred to the customer.

Revenue from the sale of services is reliably measured taking into account the degree of compliance with service obligations. The Group’s main source of revenue relates to advertising revenue, which is recognised in the period in which it accrues, which occurs at the time the corresponding advertising is screened.

Expenses, including discounts and volume rebates, are recognised in the consolidated statement of profit or loss in the period in which they are incurred.

4.22. Long-term employee remuneration

In 2018 and 2017, and until the date of preparation of these financial statements, the Group did not have any share option plans in force.

A medium-term incentive and loyalty-building scheme linked to the market price of the Company was approved in 2016; this scheme is applicable from that year and is aimed at the Group’s executive directors and senior executives. The main aims of this plan are to reward the sustainability of results, align the interests of the senior executives with those of the shareholders and improve the composition of remuneration.

The system is funded annually through contributions made by each beneficiary and by the company, each assuming an equal portion, both of which are invested in the purchase of shares in Mediaset Espana and allocated to the beneficiary (see Note 20).

4.23. Foreign currency transactions and balances

Foreign currency transactions are translated to euros using the exchange rate prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the measurement at the year-end exchange rate of monetary assets and liabilities denominated in foreign currency are recognised in the consolidated statement of profit or loss.

4.24. Earnings per share

The Group calculates basic earnings per share using the weighted average number of shares outstanding during the year. The calculation of the diluted earnings per share also includes any dilutive effect of the share options granted in the period.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

4.25. Environmental matters

In view of the business activities of the Group, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position or results. Therefore, no specific disclosures relating to these issues are included in these explanatory notes to the consolidated financial statements.

5.                            Segment reporting

In accordance with IFRS 8, free-to-air television broadcasting is the only operating segment identified in the Group’s business activities.

The Mediaset Espana Group does not hold any non-current assets other than financial instruments, deferred tax assets, assets relating to post-employment benefits and rights arising from insurance contracts located in a territory other than Spain for a significant amount.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

6.              Property, plant and equipment

The detail of the items of property, plant and equipment at 31 December 2018 and 2017 and of the changes therein is as follows:

	Balance at 31/12/16	Additions	Disposals	Transfers	Balance at 31/12/17	Additions	Disposals	Transfers	Balance at 31/12/18
COST
Land and natural resources	14,970	—	—	—	14,970	—	—	—	14,970
Buildings and other structures	39,123	88	—	321	39,532	171	—	359	40,062
Machinery, plant and tools	103,540	1,791	(3,978)	9,888	111,241	1,314	(10,695)	3,626	105,486
Furniture and fixtures	4,867	401	(242)	—	5,026	255	(160)	—	5,121
Computer hardware	14,175	806	(371)	—	14,610	743	(848)	404	14,909
Other items of property, plant and equipment	641	14	(82)	1,561	2,134	43	(56)	—	2,121
Property, plant and equipment in the course of construction	6,783	8,103	—	(11,770)	3,116	4,933	—	(4,389)	3,660

Total cost	184,099	11,203	(4,673)	—	190,629	7,459	(11,759)	—	186,329

ACCUMULATED DEPRECIATION
Buildings and other structures	(26,807)	(896)	—	—	(27,703)	(891)	—	—	(28,594)
Machinery, plant and tools	(84,051)	(5,928)	3,965	(72)	(86,086)	(6,880)	10,678	—	(82,288)
Furniture and fixtures	(3,531)	(277)	218	(35)	(3,625)	(277)	154	—	(3,748)
Computer hardware	(11,559)	(1,419)	363	6	(12,609)	(1,536)	846	—	(13,299)
Other items of property, plant and equipment	(507)	(37)	46	—	(498)	(31)	47	—	(482)

Total depreciation	(126,455)	(8,557)	4,592	(101)	(130,521)	(9,615)	11,725	—	(128,411)

CARRYING AMOUNT	57,644		(81)		60,108		(34)		57,918

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

The additions in 2018 and 2017 were due mainly to the purchase of plant to be used in the Group’s continuing operations.

The additions to property, plant and equipment in the course of construction in 2018 and 2017 are mainly due to the purchase of plant.

Most of the disposals in 2018 and 2017 relate to the write-off of fully depreciated assets no longer in use. In 2018 items of property, plant and equipment with an aggregate carrying amount of EUR 34 thousand were disposed of, giving rise to a loss of the same amount (2017: EUR 81 thousand).

The detail of the fully depreciated items of property, plant and equipment in use at 31 December 2018 and 2017 is as follows:

	31/12/2018	31/12/2017
Buildings	11,266	10,105
Computer hardware	10,279	9,975
Machinery, plant and tools	64,052	70,960
Furniture	2,470	2,298
Other items of property, plant and equipment	414	430
Total	88,481	93,768

The Group has taken out insurance policies to cover the possible risks to which its property, plant and equipment are subject and possible claims that could be brought against it in the ordinary course of its business. The Group considers that the insurance policies provide adequate coverage for such risks.

At 31 December 2018 and 2017, the Group held no assets under finance leases.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

7.                            Intangible assets

The detail of the intangible assets at 31 December 2018 and 2017 and of the changes therein is as follows:

	Balance at 31/12/16	Additions	Disposals and other	Transfers	Balance 31/12/17	Additions	Disposals and other	Transfers	Balance at 31/12/18
COST
Cuatro signal broadcasting license	85,000	—	—	—	85,000	—	—	—	85,000
Concessions, patents and trademarks	174,287	73	(13,985)	—	160,375	—	(300)	—	160,075
Computer software	24,859	1,277	(637)	2,117	27,616	984	(245)	765	29,120
Computer software under developmen	1,901	1,686	—	(2,117)	1,470	1,556	—	(765)	2,261

Total cost	286,047	3,036	(14,622)	—	274,461	2,540	(545)	—	276,456

ACCUMULATED AMORTISATION
Concessions, patents and trademarks	(61,952)	(8,082)	13,688	—	(56,346)	(8,011)	300	—	(64,057)
Computer software	(21,882)	(2,020)	636	(224)	(23,490)	(2,290)	245	—	(25,535)

Total accumulated amortisation	(83,834)	(10,102)	14,324	(224)	(79,836)	(10,301)	545	—	(89,592)

Provisions	—	—	—	—	—	(15)	—	—	(15)

CARRYING AMOUNT	202,213		(298)		194,625		—		186,849

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

The additions to computer software under development in 2018 and 2017 were due mainly to the project for renovating the Group’s video platform and website.

Most of the disposals in 2018 and 2017 relate to the write-off of fully amortised assets no longer in use. No intangible assets that were not fully amortised were derecognised in 2018 (2017: EUR 298 thousand).

99.9% of the net amount of “Concessions, Patents and Trademarks” relates to the Cuatro trademark.

At 31 December 2018 and 2017, the detail of the fully amortised intangible assets still in use was as follows:

	31/12/2018	31/12/2017
Computer software	21,766	20,890
Concessions, patents and trademarks	73	22
Total	21,839	20,912

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

8.                            Audiovisual property rights

The detail of the items included under “Audiovisual Property Rights” at 31 December 2018 and 2017 and of the changes therein is as follows:

	Balance at 31/12/16	Additions	Disposals	Transfers and other	Balance at 31/12/17	Additions	Disposals	Transfers and other	Balance at 31/12/18
COST
Rights on outside productions	422,591	103,605	(136,110)	1,196	391,282	90,446	(110,656)	739	371,811
Master copies	7	—	—	—	7	—	—	—	7
Dubbing	13,324	1,575	(1,641)	—	13,258	798	(1,364)	—	12,692
Co-production rights	172,244	1,724	(1,459)	20,487	192,996	3,507	(3,771)	12,559	205,291
In-house production rights	1,404,890	46,099	—	2,745	1,453,734	31,273	—	1,970	1,486,977
Distribution rights	30,839	(57)	(1,305)	—	29,477	—	—	—	29,477
Other ancillary work	749	—	—	—	749	—	—	—	749
Rights, options, script development	2,462	1,059	(398)	(1,173)	1,950	833	(427)	(105)	2,251
Start-up costs	158	—	—	—	158	—	—	—	158
Advances	17,792	19,192	—	(23,255)	13,729	12,331	—	(15,163)	10,897

Total Cost	2,065,056	173,197	(140,913)	—	2,097,340	139,188	(116,218)	—	2,120,310

ACCUMULATED AMORTISATION
Rights on outside productions	(276,390)	(128,877)	136,110	—	(269,157)	(114,732)	110,656	—	(273,233)
Master copies	(7)	—	—	—	(7)	—	—	—	(7)
Dubbing	(12,104)	(1,594)	1,641	—	(12,057)	(1,312)	1,364	—	(12,005)
Co-production rights	(171,389)	(12,763)	—	—	(184,152)	(14,283)	—	—	(198,435)
In-house production rights	(1,385,551)	(41,186)	—	—	(1,426,737)	(23,493)	—	—	(1,450,230)
Distribution rights	(29,909)	(775)	1,305	—	(29,379)	(96)	—	—	(29,475)
Other ancillary work	(748)	—	—	—	(748)	—	—	—	(748)
Start-up costs	(156)	—	—	—	(156)	—	—	—	(156)

Total accumulated amortisation	(1,876,254)	(185,195)	139,056	—	(1,922,393)	(153,916)	112,020	—	(1,964,289)

Provisions	(16,899)	(18,530)	16,876	—	(18,553)	(16,885)	17,715	—	(17,723)

Total audiovisual property rights	171,903		15,019		156,394		13,517		138,298

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

At 31 December 2018 and 2017, the detail of the fully amortised audiovisual property rights still in use was as follows:

	31/12/2018	31/12/2017
Master copies	5	5
Dubbing	11,621	11,459
Co-production rights	190,208	177,718
In-house production rights	1,450,230	1,426,737
Distribution rights	23,659	15,913
Other ancillary work	748	748
Start-up costs	156	156
Total	1,676,627	1,632,736

Of the total amount recognised under “Audiovisual Property Rights” classified under non-current assets in the consolidated statement of financial position as at 31 December 2018, over the coming twelve months it is estimated that approximately 84% will be consumed (2017: 77%).

The impairment losses recognised at the reporting date correspond to the carrying amount of those rights which, although having an expiry date subsequent to 31 December, do not form part of the Group’s future broadcasting plans at the date of authorisation for issue of the consolidated financial statements. If they were indeed broadcast on one of the Group’s channels, the impairment losses corresponding to the showing aired would be reversed and the right (for the same amount as the impairment losses reversed) would be simultaneously amortised; therefore, the impact on the consolidated statement of profit or loss would be nil.

Therefore, the balance these impairment losses relates mainly to the adjustment required to determine the carrying amount of the catalogue. At 31 December 2018, the impairment losses recognised in the consolidated statement of profit or loss amounted to EUR 16,885 thousand (31 December 2017: EUR 18,530 thousand).

At 2018 year-end there were firm audiovisual property right purchase commitments commencing on 1 January 2019 totalling USD 35,450 thousand and EUR 90,598 thousand. The commitments at 31 December 2017 amounted to USD 54,731 thousand and EUR 139,831 thousand.

At 31 December 2018, advances had been paid on these firm audiovisual property right purchase commitments amounting to EUR 1,229 thousand. No advances were paid in USD. Payments in 2017 amounted to EUR 1,634 thousand. There were no payments in USD.

At year-end there were co-production right commitments commencing on 1 January 2019 amounting to EUR 55,933 thousand. In 2017 these commitments amounted to EUR 45,310 thousand.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

Advances amounting to EUR 6,374 thousand had been paid on these co-production right commitments at 31 December 2018 (31 December 2017: EUR 12,095 thousand).

There were no firm distribution right purchase commitments commencing on 1 January 2019. At 31 December 2015, there were firm purchase commitments amounting to EUR 6,010 thousand.

“Advances” also includes payments made for fiction series, which at 31 December 2018 amounted to EUR 3,294 thousand (31 December 2017: No advances).

9.                                      Goodwill and business combinations

The acquisition of the Cuatro Group, effective 31 December 2010, gave rise to goodwill amounting to EUR 287,357 thousand and to an asset with an indefinite useful life amounting to EUR 85,000 thousand (see Note 7).

Impairment tests on goodwill and intangible assets with indefinite useful lives

The impairment test was performed by comparing the recoverable amount of the cash-generating unit to which the goodwill and the intangible assets with indefinite useful lives were allocated with the carrying amount of that cash-generating unit.

The cash-generating unit is the free-to-air television business, which is the only one identified in the Group.

For the purposes of the corresponding impairment test, the Group used, on the one hand, its fair value and, on the other, the Group’s own projections of the performance of the free-to-air television business, discounting estimated future cash flows. The assumptions for these projected cash flows include the best estimate of the performance of the advertising market, audiences and trends in costs.

The Group based its estimates of the future performance of the advertising market on the projected performance of the economy in general, considering past market performance and its correlation with the performance of the economy and made projections based on external information sources.

The revenue projections for the next few years are based on the estimated performance of the advertising market, taking into consideration the most reasonable assumptions in relation to audience trends.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

In addition, the Group made an estimate of programming costs, chiefly considering the situation in terms of projected costs of external and internal audiovisual productions, with an estimate being made of the expenditure levels required to sustain the audience levels considered.

The main variables and assumptions made In the preparation of the aforementioned projections are as follows:

•                                          Macroeconomic context: on the basis of macroeconomic projections published by various public and private bodies, we considered a period of stable growth in Spain over the coming years, and the maintenance of a stable situation for the free-to-air television industry.

•                                          Performance of the free-to-air television advertising market: We considered a stable and sustainable advertising market to 2022, in line with the estimated performance of the Spanish economy in which the Group holds a market share in line with its share in recent years.

•                                          Regulatory and technological environment: No regulatory or technological changes that could materially affect the advertising market or free-to-air television audiences were forecast or considered in our projections.

•                                          Competitive environment: We estimated a scenario of continuity, with no significant structural changes in the industry, and with stable audience levels and the stable performance of the television advertising market. This estimate took into account both those conducted by official bodies and other recognised external sources, as well as considering historical trends. Specifically, there are no plans to grant new licences or to increase the number of channels for existing operators and, as regards the new content distribution platforms, they belong mainly to the pay per view model and, therefore, do not have a significant influence on the free-to-air TV industry.

The projections cover a period of five years and in relation to the cash flows not considered therein, perpetual incomes were estimated using growth rates of between 0.5% and 1%, based on a consensus of forecasts among analysts. Also, the estimated cash flows are discounted at a rate that is in line with current market assessments of the risk-free rates and industry-specific conditions. Accordingly, the discount rate used falls within a range of 8%-9%, which is in line with 2017.

At 31 December 2018, the market capitalisation of the Parent amounted to EUR 1,797,619 thousand, which is much higher than the carrying amount of the identified cash-generating unit and, therefore, there is no impairment of goodwill or intangible assets with indefinite useful lives.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

Sensitivity to changes in the assumptions

Management considers that, based on the information available at the reporting date, no reasonable and probable change in any of the key assumptions handled in the simulation might cause the unit’s carrying amount to exceed its recoverable amount, because a significant buffer exists with respect to the carrying amount.

The model’s main variables were impacted for the sensitivity analysis. As an example, the result of the model would still not show indications of impairment after jointly, reducing the growth rate to perpetuity, reducing revenue by 5%, and increasing the discount rate by 300 basis points.

10.          Investments accounted for using the equity method

The detail of “Investments Accounted for Using the Equity Method” and of the changes therein in 2018 and 2017 is as follows:

Investments accounted for using the equity method
Balance at 31 December 2016	16,245
Increases/(decreases)	(8,448)
Share of results of associates	2,735
Dividends received (Note 23.1)	(2,342)
Balance at 31 December 2017	8,190
Increases/(decreases)	(3,348)
Share of results of associates	6,246
Dividends received (Note 23.1)	(2,392)
Balance at 31 December 2018	8,696

The dividends for 2018 relate to the investees La Fábrica de la Tele, S.L., Producciones Mandarina, S.L., Megamedia Televisión, S.L., Supersport Televisión, S.L. and Bulldog Tv Spain, S.L.

The dividends for 2017 relate to the investees La Fábrica de la Tele, S.L., Producciones Mandarina, S.L., Megamedia Televisión, S.L. and Supersport Televisión, S.L.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

The detail, by company, of the investments accounted for using the equity method is as follows:

	Investments accounted for using the equity method		Results of investments accounted for using the equity method
Company	2018	2017	2018	2017
Pegaso Television, Inc.	—	1,923	3,626	437
Producciones Mandarina, S.L.	1,870	2,105	(174)	89
La Fábrica de la Tele, S.L.	2,755	2,352	1,263	1,448
Megamedia Televisión, S.L.	787	635	432	400
Supersport Televisión, S.L.	769	900	311	442
Aunia Publicidad Interactiva, S.L.	28	5	23	1
Alea Media, S.A.	(71)	21	(92)	(4)
Melodia Producciones, S.L.	—	(73)	—	(75)
Adtech Ventures, S.p.A	190	322	(133)	(3)
Bulldog Tv Spain, S.L.	1,307	—	928	—
Alma Productora Audiovisual, S.L.	403	—	103	—
Unicorn Content, S.L.	658	—	(41)	—
Total	8,696	8,190	6,246	2,735

a)             The detail of the main accounting aggregates of the companies accounted for using the equity method for 2018 and 2017 is as follows:

2018	Assets	Equity	Liabilities	Revenue	Profit/(Loss)
	(Thousands of euros)
Producciones Mandarina, S.L.	7,491	6,234	1,257	8,943	(581)
La Fábrica de la Tele, S.L.	13,808	9,181	4,627	26,476	4,242
Megamedia Televisión, S.L.	4,333	2,622	1,711	12,165	1,440
Supersport Televisión, S.L.	3,702	2,564	1,138	10,379	1,039
Aunia Publicidad Interactiva, S.L.	613	56	557	570	40
Alea Media, S.A.	3,652	(178)	3,830	7,266	(222)
Melodia Producciones, S.L.	n.d.	n.d.	n.d.	n.d.	n.d.
Adtech Ventures, S.p.A	385	379	6	—	(264)
Alma Productora Audiovisual, S.L.	1,421	512	909	1,586	342
Unicorn Content, S.L.	7,337	2,193	5,144	19,454	2,291
Bulldog Tv Spain, S.L.	5,339	4,356	983	22,399	3,092

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018
(In thousands of euros)

2017	Assets	Equity	Liabilities	Revenue	Profit/(Loss)
	(Thousands of euros)
Pegaso Television, Inc.	n.a.	n.a.	n.a.	n.a.	437
Producciones Mandarina, S.L.	7,635	7,017	618	6,791	202
La Fábrica de la Tele, S.L.	13,531	7,834	5,697	28,809	4,295
Megamedia Televisión, S.L.	3,779	2,116	1,663	10,454	1,334
Supersport Televisión, S.L.	5,688	2,999	2,689	14,193	1,474
Aunia Publicidad Interactive, S.L.	933	16	917	1,399	2
Alea Media, S.A.	2,859	52	2,807	7,783	11
Melodia Producciones, S.L.	2,170	(184)	2,354	3,172	(187)
Adtech Ventures, S.p.A	645	644	1	—	(5)

b)             Main changes in the year

The changes in the investments accounted for using the equity method are detailed in the section on changes in the scope of consolidation included in Note 1.

2018

On 5 February 2018, the Group acquired a 30% ownership interest in Bulldog TV Spain, S.L.

In April 2018 the 43.71% ownership interest in Pegaso Televisión Inc. was sold, giving rise to a gain of EUR 3,626 thousand, which was recognised under “Result of Companies Accounted for Using the Equity Method” in the consolidated statement of profit or loss.

In September 2018 the Group acquired an ownership interest of 30% in Alma Productora Audiovisual, S.L.

In October 2018 the Group acquired an ownership interest of 30% in Unicorn Content, S.L.

Also, in January 2018 the Group sold its non-controlling interest, which was classified under “Non-Current Assets Held for Sale” (see Note 13.2).

2017

On 25 January 2017, the Group acquired a 40% ownership interest in Alea Media, S.A. for EUR 25 thousand.

On 5 April 2017, the Group acquired a 40% ownership interest in Melodia Producciones, S.L. for EUR 1 thousand.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

On 11 July 2017, the Group acquired a 50% ownership interest in Adtech Ventures, S.p.A.

On 1 May, an agreement was entered into to sell 34.66% of the share capital of Sociedad Emissions Digitals de Catalunya, S.A. to the other shareholder that already held 65.34% of the shares. The price agreed on was EUR 8,800 thousand, which was the same as the acquisition price and, therefore, there was no gain or loss on the transaction. This sale and purchase was approved by the Catalonia competition authorities on 20 July 2017.

11. Non-current financial assets

The “Non-Current Financial Assets” relate to:

	31/12/2018	31/12/2017
Long-term guarantees	91	101
Long-term loans to related companies (Note 23.1)	956	4,369
Other financial assets (Note 13.3)	14,593	13,635
Other	100	250
Total (Note 13.2)	15,740	18,355

Long-term loans to related companies

“Long-Term Loans to Related Companies” included two loans granted to Pegaso Televisión, Inc. amounting to EUR 3,679 thousand at 31 December 2017, a loan granted to Alea Media, S.A. amounting to EUR 210 thousand and a loan granted to Melodia Producciones, S.L. amounting to EUR 480 thousand.

One of the Pegaso Televisión, Inc. loans was sold for its carrying amount as part of the ownership interest sale transaction (see Note 10) in April 2018; and the other was written off and the ultimate loss recognised.

At 31 December 2018, it includes mainly the participating loan granted to Alea Media, S.A. amounting to EUR 800 thousand and a long-term loan granted to Mediaset S.p.A. amounting to EUR 156 thousand (see Note 23.1).

Other financial assets

“Other Financial Assets” includes various non-controlling interests in equity instruments of companies that are measured at fair value through equity (see Note 13.2).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

12.      Other current assets

The detail of “Other Current Assets” is as follows:

	31/12/2018	31/12/2017
Prepaid expenses	8,530	12,687
Prepaid fees	39	34
Total	8,569	12,721

Prepaid expenses relate, inter alia, to broadcasting rights not yet used.

13.      Financial instruments

13.1. Derivative financial instruments

The Group performs transactions with financial instruments the purpose of which is to hedge the foreign currency risk on the acquisition of audiovisual property rights that arise in the year and also, occasionally, to hedge the exchange rate on foreign currency commercial transactions with customers that are recognised in the Group’s consolidated statement of financial position. For accounting purposes these instruments were not designated as hedging financial instruments.

The detail, by maturity, of the notional amounts of the financial derivatives outstanding at the Group at 31 December 2018 and 2017 is as follows:

Derivatives (assets)

	Notional amount/	Amount in thousands of USD
2018	Maturity within 1 year	US dollars	Year-end rate (EUR/USD)	Fair value (Note 13.2)
Unmatured foreign currency purchases:
Purchases of dollars against euros	7,936	9,693	1.1450	508
Sales of dollars against euros	—	—	—	—

Net	7,936	9,693		508

These asset derivative financial instruments are classified in the consolidated statement of financial position under “Other Current Financial Assets”.

The Company did not have any asset derivatives at 31 December 2017.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Derivatives (liabilities)

	Notional amount/	Amount in thousands of USD
2018	Maturity within 1 year	US dollars	Year-end rate (EUR/USD)	Fair value (Note 13.2)
Unmatured foreign currency purchases:
Purchases of dollars against euros	—	—	—	—
Sales of dollars against euros	1,059	1,328	1.1450	(93)

Net	1,059	1,328		(93)

	Notional amount/	Amount in thousands of USD
2017	Maturity within 1 year	US dollars	Year-end rate (EUR/USD)	Fair value (Note 13.2)
Unmatured foreign currency purchases:
Purchases of dollars against euros	12,888	14,351	1.1993	(1,014)
Sales of dollars against euros	—	—	—	—

Net	12,888	14,351		(1,014)

Currency hedges of the rights contracts are valued as the difference between the present value of the currency forward quoted at the forward exchange rate of the contract and the value of the currency forward quoted at the year-end exchange rate.

These liability derivative financial instruments are classified under “Other Payables” in the consolidated statement of financial position and amounted to EUR 93 thousand at 31 December 2018 (31 December 2017: EUR 1,014 thousand).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

13.2. Financial instruments

Financial asset instruments, excluding investments accounted for using the equity method, are classified as follows:

	Equity instruments		Loans, derivatives and other		Total (Note 11)
(Thousands of euros)	2018	2017	2018	2017	2018	2017
Non-current financial assets

Loans and Receivables (Note 11)	—	—	1,147	4,720	1,147	4,720
Measured at fair value (Note 11)	14,593	13,635	—	—	14,593	13,635
Derivatives (Note 13.1)	—	—	—	—	—	—
TOTAL	14,593	13,635	1,147	4,720	15,740	18,355

Current financial assets

Loans and Receivables	—	—	225,795	239,321	225,795	239,321
Measured at fair value	—	861	—	—	—	861
Derivatives (Note 13.1)	—	—	508	—	508	—
TOTAL	—	861	226,303	239,321	226,303	240,182
TOTAL	14,593	14,496	227,450	244,041	242,043	258,537

These financial assets are classified in the consolidated statement of financial position as follows:

	2018	2017
Non-current financial assets (Note 11)	15,740	18,355
Non-current assets held for sale	—	861
Accounts receivable	223,665	237,536
Other current financial assets	2,638	1,785
	242,043	258,537

In December 2017 an agreement was entered into to sell one of the Group’s available-for-sale financial assets. This sale, which took place at the beginning of 2018, amounted to EUR 861 thousand, with a gain of EUR 363 thousand. This gain, which was recognised under “Equity - Valuation Adjustments” net of the related tax effect, amounted to EUR 272 thousand.

“Accounts Receivable” includes “Trade Receivables for Sales and Services” net of the allowance for doubtful debts, the gross amount of which was EUR 229,680 thousand at 31 December 2018 (31 December 2017: EUR 246,178 thousand).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

First-time adoption of IFRS 9 - Financial asset instruments

As indicated in Note 2.2.a, the first-time adoption of IFRS 9 had certain insignificant impacts, the detail being as follows:

Measurement:

Except for the investments in equity instruments detailed in Note 11 and the asset derivative financial instruments detailed in Note 13.1, the Group’s other financial asset instruments are held within a business model whose objective is to hold them to maturity in order to obtain all the contractual cash flows generated by them. Therefore, the initial and subsequent measurement thereof has not changed in any way as a result of the adoption of the new IFRS 9.

Asset derivative financial instruments are recognised at fair value through profit or loss because they are considered to be held for trading instruments (see Note 4.17). The measurement of these assets did not change as a result of the first-time adoption of IFRS 9.

With regard to the equity instruments that were classified as available-for-sale financial assets (see Note 11) whose changes in fair value are recognised in equity but are reclassified to profit or loss when they are sold, they will continue to be measured at fair value, although fair value changes are irrevocably recognised in equity and cannot subsequently be recognised in profit or loss.

Expected credit losses:

The Group has adopted the new expected credit loss-based model for the calculation of impairment of financial assets over the life of the assets, without this resulting in a significant difference with respect to the previous model, which had to be recognised at 1 January 2018. The impact of the expected credit loss on each of the Group’s financial asset categories is as follows:

		Credit losses		Carrying
2018	Measurement	Loss incurred	Expected loss	amount
Non-current financial assets	16,326	—	(586)	15,740
Non-current assets classified as held for sale	—	—	—	—
Accounts receivable	229,680	(5,207)	(808)	223,665
Other current financial assets	4,046	(1,288)	(120)	2,638

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The maturity of the main current financial asset instruments is as follows:

		Maturities
2018	Balance	<3 months	<6 months	<12 months	<18 months
Trade receivables for sales and services	221,183	215,756	2,042	3,385	—
Sundry accounts receivable	1,092	—	1,092	—	—
Other current financial assets	2,638	2,638	—	—	—
Total	224,913	218,394	3,134	3,385	—

		Maturities
2017	Balance	<3 months	<6 months	<12 months	<18 months
Trade receivables for sales and services	236,078	230,080	2,356	3,642	—
Sundry accounts receivable	11	11	—	—	—
Other current financial assets	1,785	1,750	—	—	35
Total	237,874	231,841	2,356	3,642	35

The due dates of trade receivables from related parties are detailed in Note 23.1.

The financial liability instruments are classified as follows:

	Bank borrowings		Loans, derivatives and other		Total
(Thousands of euros)	2018	2017	2018	2017	2018	2017

Non-current financial liabilities

Accounts payable	—	—	110	266	110	266
Liabilities at fair value through profit or loss Held for trading	—	—	—	—	—	—
Other					—	—
TOTAL	—	—	110	266	110	266

Current financial liabilities

Accounts payable	44	636	189,158	240,088	189,202	240,724
Liabilities at fair value through profit or loss
Liabilities associated with non-current assets classified as held for sale	—	—	—	—	—	—
Other	—	—	—	—	—	—
Derivatives (Note 13.1)	—	—	93	1,014	93	1,014
TOTAL	44	636	189,251	241,102	189,295	241,738

TOTAL	44	636	189,361	241,368	189,405	242,004

At 31 December 2018, there were credit lines amounting to EUR 275,000 thousand (December 2017: EUR 255,000 thousand) bearing interest at Euribor plus a market spread in line with the Group’s solvency.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The maturities of these credit lines amounting to EUR 275,000 thousand are distributed between March 2019 and November 2019 and it is expected that they will be renewed on maturity for amounts appropriate to the Company’s operating requirements and at prices in conformity with the Group’s financial capacity and solvency.

No amounts were drawn down in the years that are compared in these consolidated financial statements.

The financial liabilities are classified in the consolidated statement of financial position as follows:

	2018	2017
Other non-current liabiliies	110	266
Current payables to related parties (Note 23.1)	19,369	15227
Payables for purchases and services	105,009	155,981
Payables for purchases of audiovisual property rights	47237	51,574
Bank borrowings	44	636
Payables for non-current asset acquisitions	1,918	2,145
Remuneration payable	15,625	13,735
Other borrowings	93	2,440
	189,405	242,004

There are no differences between the fair values and the carrying amounts of the financial assets and liabilities at 31 December 2018 and 2017.

First-time adoption of IFRS 9 - Financial liability instruments

There were no changes in the measurement of the financial liability instruments in relation to the first-time adoption of IFRS 9 with respect to the value that would have resulted from the application of the preceding standard (IAS 39).

The maturity of the main financial liability instruments is as follows:

		Maturities
2018	Balance	3 months	6 months	12 months
Payables for purchases and services	105,009	102,047	2,697	265
Payables for purchases of audiovisual property rights	47,237	47,205	32	—
Bank borrowings	44	44	—	—
Payables for non-current asset acquisitions	1,918	1,838	80	—
Total	154,208	151,134	2,809	265

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

		Maturities
2017	Balance	3 months	6 months	12 months
Payables for purchases and services	155,981	154,757	1224	—
Payables for purchases of audiovisual property rights	51,574	51,389	185	—
Bank borrowings	636	636	—	—
Payables for non-current asset acquisitions	2,145	2,133	12	—
Total	210,336	208,915	1,421	—

The due dates of payables to related companies are detailed in Note 23.1.

13.3.      Fair value measurement

The following table shows the fair value hierarchy of the Group’s assets.

Fair value hierarchy of the Group’s assets at 31 December 2018:

			Measurement of fair value used
			List price in active	Observable significant	Unobservable significant
	Measurement		markets	inputs	inputs
Thousands of euros	date	Total	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value:
Available-for-sale financial assets (Notes 11 and 13.2):
Unlisted shares
Various industries with internet platform	31/12/18	14,593	1,429	—	13,164
Various industries with internet platform	31/12/17	13,635	—	—	13,635

13.4.           Disclosures on the average period of payment to suppliers. Additional Provision Three. “Disclosure obligation” provided for in Law 15/2010, of 5 July

The disclosures on the average periods of payment to suppliers are as follows:

	2018	2017
(Days)
Average period of payment to suppliers	65	70
Ratio of transactions settled	69	76
Ratio of transactions not yet settled	35	43
(Thousands of euros)
Total payments made	551,922	550,111
Total payments outstanding	72,977	107,039

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

It should be noted that the difference with respect to the maximum payment period stipulated in the legislation combating late payment is due almost exclusively to the stringent control exercised by the Group in relation to the corporate and tax requirements to be met in relation to the invoices received, which means that the invoices may not be paid until the issues identified therein have been resolved. Otherwise, the Group complies scrupulously with the regulations contained in the legislation combating late payment.

13.5. Capital management policy

The Group’s capital management policy is geared towards achieving a return on the investment for shareholders which maximises the return on their contributions to the company with the lowest possible risk, ensuring that they become an appealing investment instrument which is always aligned with the economic and business environment. Given its capital structure and high cash-generating capacity, the company holds a privileged position.

13.6. Risk management policy

In order to ensure effective management of the risks facing the Group, a number of risk control and prevention measures were designed which have been implemented and led by senior Group executives through the Group’s Audit Committees, operationally developed in the corporate governance rules and applied across the whole Group.

The risks managed by the Group include most notably three main lines of action, i.e. covering credit risk, liquidity risks and market risks.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

13.6.1. Management of credit risk

Credit risk is the risk of loss stemming from the failure of the Group’s counterparties to meet their contractual obligations, i.e. the possibility of the Group not recovering its financial assets for the amounts recognised and within the established term.

The maximum credit risk exposure at 31 December 2018 and 2017 is as follows:

	2018 Thousands of euros	2017 Thousands of euros
Non-current financial assets (Note 11)	15,740	18,355
Trade and other receivables	232,939	251,510
Trade receivables from related parties (Note 23.1)	1,318	1,379
Current financial assets (Note 13.2)	2,638	1,785
Cash and cash equivalents (Note 14)	165,737	134,148
	418,372	407,177

In order to manage credit risk, the Group differentiates between financial assets arising in operating activities and those arising in investing activities.

13.6.2. Operating activities

Most of the Group’s operating activities are focused on sales of advertising.

In this regard, there is an internally approved procedure which stipulates the risk policies for each type of customer and the required transaction approval process.

The financial assets considered to be part of the Group’s operating activities are primarily trade receivables for sales and services.

From a business standpoint, the Group considers advertisers to be its end customer, none of which accounts for a significant portion of the Group’s total. The use of media agencies as intermediaries between advertisers and the TV operators offering advertising space is common practice in the industry.

The Group constantly monitors the age of its debts and there were no situations involving significant risk at year-end.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

13.6.3. Investing activities

The financial assets considered to be part of the investing activities include long-term loans (see Note 11), non-current financial assets (see Note 11) and current financial assets (see Note 13.2). The maturities of the risk concentrations associated with these assets are described in in these notes.

There is a Financial Risk Management Procedures Manual which lays down the general rules governing the investment of the Group’s cash surpluses, which broadly speaking stipulate that:

•                  The investments must be made with entities (Spanish or foreign) of acknowledged solvency based on their up-to-date ratings.

•                  The investments must be made in conservative products (bank deposits, debt repos, etc.) in which, in general, repayment of the invested capital is guaranteed.

•                  The investments can only be authorised by duly empowered senior Group executives and, in any case, such powers are highly restricted (according to the amount involved, to the CEO, Chief Managing and Operating Officer and Chief Financial Officer).

•                  In general circumstances, terms do not extend further than three months and in most cases the funds invested are automatically available.

13.6.4. Management of liquidity risk

The Group’s financial structure has a low liquidity risk given the absence of financial leverage and the level of cash from operations generated each year.

Liquidity risk is the risk that the Group may not have, or be able to gain access to, sufficient liquid funds at the right cost to be able to meet its payment obligations at all times. The Group’s objective is to maintain the necessary level of available liquid funds to carry on its business activity.

The minimum amounts of liquid funds to be held at all times is established by Group policies.

•                  Cash surpluses may only be invested in certain types of assets (see the previous section on credit risk-investing activities) to guarantee liquidity.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

•                  The Group has taken out credit lines for amounts that guarantee its ability to meet its operating needs and to fund new investment projects in the short term. At the end of 2018 the credit facilities available amounted to EUR 275 million (31 December 2017: EUR 255 million) (see Note 13.2). The aforementioned facilities were arranged with highly competitive financial conditions, which in view of the current market situation, backs up the Group’s image of financial solvency and soundness. No amount had been drawn down at the end of 2018 and 2017.

13.6.5. Management of market risk (foreign currency, interest rate and price risk)

Owing to its non-existent debt levels, the Group has no significant financial risks associated with interest rate fluctuations. For illustrative purposes, however, a sensitivity analysis has been made of the impact of certain changes in interest rates on the Group’s net cash position.

The assumptions used are of shifts of +50 bp and -20 bp in the Group’s net cash position at year-end, using one-month Euribor at 31 December 2018 as a reference (December 2017: +50 bp and -20 bp).

The sensitivity analysis performed evidences that the interest rate changes applied to the net cash position would have had an impact at 31 December which, in any event, would not have been significant and would only have affected finance income marginally.

	Benchmark rate EUR 1 M (%)	Net cash position	Annual interest	50 bp	Annual interest	-20 bp	Annual interest
31/12/18	-0.363	167,823	(609)	0.137%	230	-0.563%	(945)

	Benchmark rate EUR 1 M (%)	Net cash position	Annual interest	50 bp	Annual interest	-20 bp	Annual interest
31/12/17	-0.368	135,297	(498)	0.132%	179	-0.568%	(768)

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

13.6.6. Sensitivity analysis and estimate of impacts on profit or loss

The financial instruments exposed to EUR/USD exchange rate risk, represented mainly by the currency derivatives taken out on acquisitions and sales of rights, were the subject of a sensitivity analysis at the reporting date.

The value of these financial instruments as shown in the statement of financial position was adjusted by applying to the year-end exchange rate a symmetrical percentage change equal to the one-year implied volatility of the currency in question published by Reuters, i.e. 7.69% for 2018 and 7.45% for 2017.

The sensitivity analysis performed evidences that the changes to the year-end exchange rates would have had a direct effect on profit or loss which, in any event, would not have been significant.

Analysis of asset derivatives in foreign currency

31/12/18			31/12/17
USD K	XRT	Differences	USD K	XRT	Differences
9,693	1.1450	508	—	—	—

Sensitivity analysis

9,693	1.057	1,208	—	—	—
9,693	1.2330	(94)	—	—	—

Analysis of liability derivatives in foreign currency

31/12/18			31/12/17
USD K	XRT	Differences	USD K	XRT	Differences
1,328	1.1450	(93)	14,351	1.993	(1,014)

Sensitivity analysis

1,328	1.057	(188)	14,351	1.11	(67)
1,328	1.2330	(11)	14,351	1.2886	(1,833)

Analysis of the total payable to suppliers in foreign currency

31/12/18			31/12/17
USD K	XRT	Differences	USD K	XRT	Differences
10,179	1.1450	(386)	15,312	1.1993	1,199

Sensitivity analysis

10,179	1.057	(1,126)	15,312	1.11	172
10,179	1.2330	248	15,312	1.2886	2,084

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Analysis of total trade receivables in foreign currency:

31/12/18			31/12/17
USD K	XRT	Differences	USD K	XRT	Differences
1,331	1.1450	68	—	—	—

Sensitivity analysis

1,331	1.057	165	—	—	—
1,331	1.2330	(15)	—	—	—

14.       Cash and cash equivalents

The detail of “Cash and Cash Equivalents” is as follows:

	31/12/2018	31/12/2017
Cash on hand and at banks	165,737	134,148
Total	165,737	134,148

These balances are unrestricted.

15.       Equity

15.1.       Share capital

In 2018 the Parent approved a capital reduction of EUR 4,641 thousand through the retirement of 9,282,274 treasury shares representing 2.76% of the share capital. The share capital remaining after the reduction totalled EUR 163,718 thousand, represented by 327,435,216 shares of EUR 0.5 par value each (31 December 2017: 336,717,490 shares of EUR 0.5 par value each).

The share capital has been fully subscribed and paid and is owned as follows:

	2018	2017
	% of	% of
Owner	ownership	ownership

Mediaset, S.p.A.	51.63	50.20
Market	48.37	47.04
Treasury shares	—	2.76
Total	100.00	100.00

All the shares comprising the share capital carry the same rights.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Share transfers are governed by General Audiovisual Communications Law 7/2010, of 31 March.

15.2. Share premium

The Parent’s share premium amounted to EUR 313,234 thousand at 31 December 2018 (31 December 2017: EUR 409,040 thousand). The reduction in the share premium was due to the capital reduction carried out through the retirement of treasury shares, and is the difference between the par value of the shares subject to the reduction and the value of the treasury shares retired.

15.3. Other reserves

Under the Spanish Limited Liability Companies Law, 10% of net profit must be transferred to the legal reserve until the balance of this reserve reaches 20% of the share capital.

The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased share capital amount. Otherwise, until the legal reserve exceeds 20% of share capital, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose. The change relates to the transfer of the amount proportional to the capital reduction from the legal reserve to voluntary reserves (see Note 15.1).

The Parent’s legal reserve, which has reached the stipulated level and is presented under “Other Reserves” in the accompanying consolidated statement of financial position, amounted to EUR 32,744 thousand at 31 December 2018 (31 December 2017: EUR 33,672 thousand).

The Parent also appropriated EUR 57,596 thousand to a restricted reserve for goodwill.

The remainder of “Other Reserves” relates to unrestricted reserves.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

15.4. Dividends

The Annual General Meeting of 28 April 2018 resolved to distribute the Parent’s profit for 2017 as follows:

Basis of distribution

Profit for the year	164,666
Total	164,666

Distribution

Ordinary dividend	164,666
To reserves (Extraordinary dividend)	32,830
Total	197,496

The ordinary dividend received amounted to EUR 0.50289506 per share, net of the amount corresponding to treasury shares.

It was also resolved to distribute an extraordinary dividend of EUR 32,830 thousand out of unrestricted reserves, equal to 0.10026558 per share net of the amount corresponding to treasury shares.

The two dividends were paid to the shareholders of Mediaset España Comunicación, S.A. on 3 May 2018.

15.5. Treasury shares

The changes in “Treasury Shares” were as follows:

	2018		2017
	Number of shares	Amount(*)	Number of shares	Amount(*)
At beginning of year	9,282,275	100,500	—	—
Increases	36,500	343	9,311,275	100,822
Decreases	(9,318,774)	(100,843)	(29,000)	(322)
At end of year	1	—	9,282,275	100,500

(*) Thousands of euros

The decrease in the number of treasury shares in 2018 was mainly a result of the capital reduction approved by the Annual General Meeting held on 18 April 2018.

The par value of the treasury shares at 31 December 2017 represented 2.76% of the share capital, less than the maximum permitted by the Spanish Limited Liability Companies Law for listed entities. The decrease in treasury shares in 2018 was mainly due to the retirement thereof, as detailed in Note 15.1.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The increases at 31 December 2017 related to the implementation of a Share Repurchase Plan approved on 23 February 2017.

The decreases at 31 December 2017 were mainly a result of equity-settled employee remuneration.

15.6. Non-controlling interests

The detail, by company, of “Non-Controlling Interests” in the consolidated statement of financial position as at 31 December 2018 and 2017 is as follows:

	2018			2017
		Sep.
		profit/loss	Group profit/loss		Sep. profit/loss	Group profit/loss
		attrib. to non-	attrib. to non-		attrib. to non-	attrib. to non-
	Non-controlling	controlling	controlling	Non-controlling	controlling	controlling
	interests	interests	interests	interests	interests	interests
Mediacinco Cartera, S.L.U. (*)	—	—	—	—	(67)	(67)
Netsonic, S.L.U. (**)	—	—	—	—	(83)	(83)
Total	—	—	—	—	(150)	(150)

(*) 25% owned by Mediaset Investment, S.R.L.A. until 23 October 2017.

(**) 30.14% owned by non-controlling interests until 13 December 2017.

16.       Long-term provisions and contingencies

Long-term provisions:

“Long-Term Provisions” includes mainly the amounts recognised to cover, inter alia, those contingent risks arising from litigation in progress or any unresolved tax assessments.

The changes in the years ended 31 December 2018 and 2017 were as follows:

	Balance at	Charge for	Amount	Amount		Balance at
2018	31/12/17	the year	used	derecognised	Transfer	31/12/18
Provisions for contingencies and charges	13,429	6,838	(315)	(1,288)	(9,719)	8,945

	Balance at	Charge for	Amount	Amount		Balance at
2017	31/12/16	the year	used	derecognised	Transfer	31/12/17
Provisions for contingencies and charges	9,151	11,349	(580)	(6,491)	—	13,429

At 31 December 2018 and 2017, the long-term provisions related to various unresolved lawsuits and disputes involving the Group and third parties, and to long-term employee benefit obligations. The period provisions relate to litigations in which the Group is involved and for which a probable outflow of resources is expected.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Also, the Group recognised provisions for the accrued portion of long-term employee benefit obligations corresponding to the medium-term incentive and loyalty plans tied to the Company’s share price (see Note 20). The reversals and amounts used relate to the rulings on the aforementioned litigation.

The transfer to short-term relates to the provision of EUR 9,029 thousand in relation to the procedure for the adjustment of the duty on games of luck or chance, raffles and prize draws affecting the 2008-2011 period, which was finally paid in October 2018. EUR 690 thousand was also transferred to “Remuneration Payable”.

For all litigation, the directors and their advisers assess the risk, and where the risk is “probable” and the economic effects can be quantified, adequate provisions to cater for them are recognised. No provision is recorded when the risks are considered only as possible and are described below.

Contingencies:

PROCEEDING RELATING TO THE LATE PRESENTATION OF THE ACTION PLAN IN THE TELECINCO/CUATRO COMBINATION.

On 2 August 2011, the Spanish National Competition Commission (now the Spanish National Markets and Competition Commission (“CNMC”)) handed down a decision on case file SNC/0012/11 (Telecinco/Cuatro Combination) in which it declared Mediaset España responsible for a very serious infringement of the Competition Law, as it did not present an Action Plan (implementing the commitments made to the CNMC) by the established deadline, and the Company was fined EUR 3,600 thousand.

This decision was appealed against at the National Appellate Court as part of ordinary proceeding no. 474/2011. A judgment handed down on 8 January 2013 dismissed the appeal filed and upheld the fine.

The judgment was subject to a cassation appeal filed at the Supreme Court, which was upheld in a decision handed down on 21 September 2015, quashing and dismissing the judgment appealed against and ordering that the proceeding return to the CNMC for it to hand down a new decision proportionate to the alleged and supported infringement.

On 12 May 2016, the CNMC issued a new decision reducing the fine initially imposed to EUR 1,676 thousand. A new appeal for judicial review against the decision was lodged at the National Appellate Court, based on the consideration that the penalty was not duly supported and was also disproportionate to the infringement committed. This appeal was dismissed by the National Appellate Court in a decision handed down on 23/04/18, based on the same reasoning as the aforementioned judgment dated 8 January 2013 (ordinary proceeding no. 474/2011).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Accordingly, cassation appeal no. 5246/18 was prepared against this judgment in due time and form, which was accepted through a court order on 19/11/18, a decision on which has not yet been handed down.

The judgment appealed against and the new decision issued by the CNMC suffer the same defects as the decision dismissed by the Supreme Court. In addition, the new penalty was set without holding a hearing for this party at any time, and without respecting the legally established time periods for this type of proceedings. For these reasons, the directors and their advisers are confident that a final favourable decision will be handed down and, therefore, the accompanying consolidated statement of financial position does not include any provisions for this contingency.

PROCEEDING RELATING TO MEDIASET ESPAÑA’S ALLEGED FAILURE TO COMPLY WITH THE TELECINCO-CUATRO COMBINATION COMMITMENTS

On 6 February 2013, the Board of the CNMC handed down a decision on case file SNC/0024/12 Mediaset (the “decision”), in which it was stated that Mediaset España Comunicación, S.A. (“Mediaset España”) had failed to comply with certain commitments and obligations established in case file C-0230/10 in relation to the Telecinco/Cuatro Combination, and imposed a fine of EUR 15,600 thousand.

Specifically, the decision claims that Mediaset España failed to comply with four of the twelve commitments upon which the Telecinco/Cuatro Combination was authorised [commitments (ii), (iii), (vi) and (xii)], as well as various requirements for reporting to the CNMC regarding these commitments.

The commitments imposed certain restrictions on Mediaset España aimed at neutralising or offsetting potential anti-trust issues arising from the transaction.

The commitments were subsequently developed unilaterally by the CNMC in the form of an Action Plan imposed unilaterally on the Company, with an interpretation of the commitments which was strict to the point that it substantially modified their original content, in terms of both advertising and content acquisition. For example, the “interpretation” considered that the term of contracts for acquiring content should be calculated from the date of their signing, rather than when the rights purchased in each case come into effect.

However, Mediaset España did not breach any of the commitments vis-á-vis the CNMC.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

As a result of the foregoing, Mediaset España filed an appeal against the decision in due time and form at the National Appellate Court, which subsequently resolved to stay payment of the fine. The proceeding is still ongoing, and no decision has as yet been handed down.

Meanwhile, in its judgments dated 15 December 2014 and 2 November 2015, in relation to cassation appeals no. 2038/2012 and 2354/2013, respectively, the Supreme Court partially upheld two appeals for judicial review filed against the aforementioned Action Plan, thereby rendering null and void in both cases a portion thereof relating to the alleged infringement which gave rise to the penalty imposed. Therefore, regardless of the eventual outcome of the appeal filed directly against the penalty, both decisions render it null and void and, in any case, it should be recalculated.

As with the case file described previously, the accompanying consolidated statement of financial position does not include any provisions for this contingency, as the directors and their advisers do not consider it likely that this risk will ultimately lead to a liability.

PROCEEDING RELATING TO MEDIASET ESPAÑA’S ALLEGED FAILURE TO COMPLY WITH THE TELECINCO-CUATRO COMBINATION COMMITMENTS

On 17 September 2015, the Board of the Spanish National Markets and Competition Commission (CNMC) handed down a decision on case file SNC/0036/15 Mediaset (the “decision”), in which it stated that Mediaset España Comunicación, S.A. (“Mediaset España”) failed to comply with one of the commitments of the Telecinco/Cuatro Combination and, therefore, resolved to levy against it a fine of EUR 3,000 thousand.

Specifically, according to the decision, in 2013 Mediaset España allegedly failed to meet the terms of commitment (ii), as it purportedly tied together the sale of Telecinco and Cuatro advertising space in a formal or de facto manner.

However, Mediaset España had not breached this commitment, since it has not been evidenced, beyond any reasonable doubt, that the conduct in question could be classified as an infringement. Additionally, Mediaset’s sales data for the aforementioned period demonstrated, in effect, that it did not take advantage of the alleged infringement attributed to it. Reports commissioned from external advisers also conclude that Publiespariña did not fail to meet its commitments and that it did not infringe any competition regulations.

As a result of the foregoing, Mediaset España filed an appeal against the decision in due time and form at the National Appellate Court. The proceeding is still ongoing, and no decision has as yet been handed down.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

As with the case file described previously, the accompanying consolidated statement of financial position does not include any provisions for this contingency, as the directors and their advisers do not consider it likely that this risk will ultimately lead to a liability.

MADRID COURT OF FIRST INSTANCE NO. 6: ORDINARY PROCEEDING NO.  1181/10.

The Company filed an ordinary lawsuit on 19 November 2010 against ITV requesting that the contract granting the licence to use the PASAPALABRA format and another two contracts relating thereto be rendered null and void: one for the provision of archive programmes, and another for developing TV formats.

ITV requested that the claim be dismissed in full and also filed a counterclaim requesting that the Company be ordered to pay it the price stipulated in the aforementioned three contracts as well as compensation for damage and losses.

On 3 February 2014, the Court handed down a judgment dismissing the claim and partially upholding the counterclaim, stating that the Company had failed to fulfil the three contracts entered into with ITV and that it had violated certain rights of that company; the Company was ordered to pay the amounts claimed in the counterclaim. The amounts were subsequently paid (totalling around EUR 15 million, of which EUR 5.4 million related to the Pasapalabra format contract).

Subsequently, through a judgment of 20 September 2016, the Madrid Provincial Appellate Court partially upheld the appeal filed by the Company, reducing by approximately one half the amount of the indemnity that it had originally been ordered to pay at first instance, since it was considered that the two contracts signed together with the contract relating to the Pasapalabra format had indeed been complied with. The amount payable by the Company to continue using the format on which the programme is based subsequent to the expiry of the contract has yet to be determined.

This judgment is not final, as it was appealed at the Supreme Court. A final decision in this regard is yet to be handed down.

The accompanying consolidated statement of financial position does not include any provisions for this contingency, as the directors and their advisers expect a judgment upholding the appeal in full, the reasons for which, inter alia, are as follows: one of the points that Mediaset España questions through this proceeding is that ITV is the owner of the only part of the programme called “Pasapalabra” which is actually original and, therefore, can be protected from an intellectual property regulation standpoint, which is the part or the final round called and known as “el Rosco”.

To this end, Mediaset España has sufficiently demonstrated that the programme “Pasapalabra” is based on the programme broadcast for the first time in Italy under the title “Passaparola” (a title registered to Reti Televisive Italiane, S.p.A. RTI), the end part of which is called “El Rosco” (originally known as “End Game 21x100”), and was produced under an express license of “MC&F”, the creator of this format.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Therefore the due consideration of the numerous and categorical means of proof provided by Mediaset España to the proceeding in respect of the foregoing, must lead to the cassation appeal filed being upheld.

DISCIPLINARY PROCEEDINGS INITIATED BY THE CNMC FOR POSSIBLE INFRINGEMENT OF ARTICLE 1 OF THE COMPETITION LAW

On 21 February 2018, Mediaset España was notified by the CNMC of the commencement of disciplinary proceedings (S/DC/617/17) in relation to the alleged infringement of Article 1 of the Competition Law, since it was considered that certain television advertising terms of business established by Mediaset España and Atresmedia could unjustifiably restrict the functioning of the market.

On 4 January 2019, the CNMC notified Mediaset España of the statement of objections in the aforementioned proceedings, which is based on a series of assumptions and makes certain allegations that lack any factual or legal grounds, as stated in the submissions filed by the Company on 6 February 2019.

The Company is confident that the aforementioned proceedings will be resolved favourably on the basis of the sound factual, legal and economic grounds provided.

17.       Short-term provisions

The changes in “Short-Term Provisions” in 2018 and 2017 were as follows:

	Balance at	Charge for	Amount	Amount		Balance at
	31/12/17	the year	used	reversed	Transfer	31/12/18
Volume rebates to customers	38,994	38,669	(37,514)	—	—	40,149
Provisions for third-party liability	101	—	(9,029)	(101)	9,029	—
	39,095	38,669	(46,543)	(101)	9,029	40,149

		Charge
	Balance at	for the	Amount	Amount		Balance at
	31/12/16	year	used	reversed	Transfer	31/12/17
Volume rebates to customers	35,658	38,519	(35,183)	—	—	38,994
Provisions for third-partyliability	113	—	—	(12)	—	101
	35,771	38,519	(35,183)	(12)	—	39,095

Provisions for third party liability (see Note 16).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

18.       Tax matters

18.1. Consolidated tax group

Pursuant to current legislation, the consolidated tax group includes Mediaset España Comunicación, S.A., as the Parent, and the Spanish subsidiaries that meet the requirements provided for in Spanish legislation regulating the taxation of the consolidated profits of corporate groups (see Note 4.20).

The Group’s other subsidiaries file individual tax returns in accordance with the tax legislation in force.

18.2. Years open for review by the tax authorities

Under current legislation, tax returns cannot be deemed to be definitively settled until they have been reviewed by the tax authorities or until the statute-of-limitations period (currently four years) has expired.

On 13 January 2016, notification was received of the commencement of tax audits by the Department of Tax and Customs Control of the Large Taxpayers Central Office of the State Tax Agency for the taxes and years detailed below:

Period
Income tax	2011 to 2014
VAT	2012 to 2014
Personal income withholdings and pre-payments	2012 to 2014
Non-resident income tax withholdings	2012 to 2014

On 20 September 2016 and 5 October 2016, tax assessments were signed on an uncontested basis amounting to EUR 1,116 thousand, thus concluding the aforementioned audits.

Since these tax audits have been concluded, the Group has the following taxes and years open for review:

Period
Income tax	2015 to 2017
VAT	2015 to 2018
Non-resident income tax withholdings	2015 to 2018
Gaming duty	2014 to 2017
Annual statement of transactions	2014 to 2017
Personal income withholdings and pre-payments	2015 to 2018
Recapitulative statement of intra-Community supplies and acquisitions of goods	2015 to 2018

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The directors consider that in the event of such reviews, the possible contingencies would not significantly affect the Group’s results.

18.3.  Tax receivables and payables

The detail of the tax receivables and payables at 31 December 2018 and 2017 is as follows:

	Balance at 31/12/18	Balance at 31/12/17
Deferred tax assets (Note 18.5)	79,589	100,975
Current tax assets (Note 18.4)	10,395	15,214
VAT	57	115
Other tax receivables	140	24
Tax receivables	197	139

	Balance at	Balance at
	31/12/18	31/12/17
Deferred tax liabilities (Note 18.5)	28,211	18,742
VAT	11,892	7,464
Income tax	3,244	3,280
Accrued social security taxes payable	1,552	1,574
Other payables to public authorities	5,881	6,557
Tax payables	22,569	18,875

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

18.4.  Income tax expense

The detail of the calculation of the income tax expense is as follows:

	2018	2017
Consolidated statement of profit or loss
Current income tax
Income tax expense	34,425	31,126
Deferred income tax
Relating to increases and decreases in	30,855	18,936
temporary differences	65,280	50,062

	2018	2017
Consolidated statement of comprehensive income
Deferred tax relating to items charged or credited directly to other comprehensive income in the year
- Net unrealised gains/(losses) on non-current assets held for sale	407	(91)
- Tax rate adjustment	—	—
Deferred tax directly charged to other comprehensive income	407	(91)

	2018	2017
Accounting profit before tax	265,606	247,408
Tax rate (25%)	66,402	61,852
Permanent differences	2,719	403
Temporary differences	(9,387)	(5,252)
Tax credits and adjustments to prior years’ income tax	5,546	(6,941)
	65,280	50,062

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The reconciliation of the net accounting profit to the taxable profit for income tax purposes is as follows:

	2018		2017
	Statement of profit or loss	Equity	Statement of profit or loss	Equity
Consolidated accounting profit before tax	265,606	—	247,408	—
Changes in the scope of consolidation	—	—	59	—
Permanent differences	10,875	—	1,611	—
Temporary differences	(37,548)	—	(21,009)	—
Taxable profit	238,933	—	228,069	—

The calculation of the income tax payable (refundable) is as follows:

2018
Taxable profit	238,933
Gross tax payable (25%)	59,733
Offset of tax losses	(14,934)
Tax credits and tax relief	(11,446)
Tax withholdings	(43,687)
Income tax refundable	(10,334)

2017
Taxable profit	228,069
Gross tax payable (25%)	57,017
Offset of tax losses	(14,254)
Tax credits and tax relief	(11,284)
Tax withholdings	(40,028)
Income tax refundable	(8,549)

The income tax refundable at 31 December 2017 was refunded in 2018.

The detail of the income tax refundable is as follows:

	2018	2017
2016 income tax refundable	—	6,665
2017 income tax refundable	61	8,549
2018 income tax refundable	10,334	—
Total (Note 18.3)	10,395	15,214

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

18.5.  Deferred taxes

Spanish Income Tax Law 27/2014, of 27 November, amended the standard tax rate to 28% for 2015 and to 25% for subsequent years. Consequently, the Company adjusted the previously recognised deferred tax assets and liabilities based on the tax rate that is expected to apply in the period when the asset is realised or the liability is settled.

	Balance at	Statement of profit or loss			Balance at
2018	31/12/17	Increases	Decreases	Equity	31/12/18

Deferred tax assets arising from:

Provision for litigation	2,257	693	(2,257)	—	693
Limit on the deductibility of depreciation and amortisation	1,674	—	(460)	—	1,214
Other	8,898	4,950	(1,997)	644	12,495
Tax credit carryforwards	50,495	3,020	(11,482)	—	42,033
Tax loss carryforwards	37,651	643	(15,140)	—	23,154
Total deferred tax assets	100,975	9,306	(31,336)	644	79,589

	Balance at	Statement of profit or loss			Balance at
2017	31/12/16	Increases	Decreases	Equity	31/12/17

Deferred tax assets arising from:

Provision for litigation	923	2,257	(923)	—	2,257
Limit on the deductibility of depreciation and amortisation	4,046	—	(2,372)	—	1,674
Other	7,772	1,534	(408)	—	8,898
Tax credit carryforwards	47,961	2,534	—	—	50,495
Tax loss carryforwards	52,251	182	(14,782)	—	37,651
Total deferred tax assets	112,953	6,507	(18,485)	—	100,975

	Balance at	Statement of profit or loss			Balance at
2018	31/12/17	Increases	Decreases	Equity	31/12/18

Deferred tax liabilities arising from:

Intangible assets	18,651	9,325	(2)	—	27,974
Other	91	—	(91)	237	237
Total deferred tax liabilities	18,742	9,325	(93)	237	28,211

	Balance at	Statement of profit or loss			Balance at
2017	31/12/16	Increases	Decreases	Equity	31/12/17

Deferred tax liabilities arising from:

Intangible assets	11,784	9,325	(2,458)	—	18,651
Other	—	—	—	91	91
Total deferred tax liabilities	11,784	9,325	(2,458)	91	18,742

The deferred tax liabilities arising from intangible assets relate to the deductibility of goodwill and the licence acquired.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The tax credit carryforwards relate mainly to tax credits for investments in film productions. These tax credits can be deducted in the 15-year period following the year in which they were earned.

	2018	2017
	(Thousands of euros)
2012 tax credit carryforwards	—	5,107
2013 tax credit carryforwards	—	7,060
2014 tax credit carryforwards	7,352	10,444
2015 tax credit carryforwards	8,614	8,614
2016 tax credit carryforwards	7,140	7,140
2017 tax credit carryforwards	11,680	12,130
2018 tax credit carryforwards	7,247	—
	42,033	50,495

The Group estimates the taxable profits that are expected to be obtained in the coming years. It has also analysed the period over which taxable temporary differences will reverse. On the basis of this analysis, deferred tax assets relating to tax assets and deductible temporary differences that will foreseeably be recovered in the future were recognised.

The detail of the tax loss carryforwards recognised by the Group in 2018 and 2017 is as follows:

	2018	2017
	(Thousands of euros)
2013	90,049	149,425
2017	—	1,178
	90,049	150,603

The Group had unrecognised tax losses amounting to EUR 7,508 thousand at 31 December 2018 (31 December 2017: EUR 6,703 thousand) incurred by two Group companies prior to their inclusion in the consolidated tax group.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

19.                     Guarantee commitments to third parties

Taking into account the nature of the various guarantees, the detail at 31 December 2018 and 2017 is as follows:

Type	31/12/2018 (Thousands of euros)	31/12/2017 (Thousands of euros)

Guarantees provided
Guarantees provided for contracts/concessions/tenders	55,225	49,182
Guarantees provided as security to the Spanish tax authorities	9,029	9,029
Payments into court	38,542	38,106
	102,796	96,317

Guarantees received	9,510	15,156

Type	31/12/2018 (Thousands of US euros)	31/12/2017 (Thousands of US euros)

Guarantees provided
Guarantees provided for contracts/concessions/tenders	2,062	2,062

19.1.       Guarantees provided

•                  At 31 December 2018, the Group had provided guarantees required for its business activities amounting to EUR 55,225 thousand (2017: EUR 49,182 thousand).

•                  The Group has provided a guarantee of EUR 9,029 thousand (see Note 16) to the State Tax Agency’s Department of Tax and Customs Control for the appeal filed against the tax assessment notified by that Department on 20 May 2013, which confirms the proposal contained in the tax assessment dated 16 April 2013. These tax proceedings included checking the duty on games of luck or chance, raffles and prize draws from June 2008 to December 2011. This guarantee was recovered after the reporting date as a result of the payment of the amount it covered.

•                  The Group has provided a guarantee of EUR 15,600 thousand to Panel Six of the Judicial Review Chamber of the National Appellate Court in connection with the claim filed against the decision of the Spanish National Competition Commission of 6 February 2013 in case file SNC/0024/17, whereby it was declared that Mediaset España Comunicación, S.A. had breached various obligations on the basis of which the Telecinco/Cuatro transaction was authorised

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

and, accordingly, Mediaset España Comunicación, S.A. was ordered to pay a penalty for the same amount as the aforementioned guarantee (see Note 16).

•                  The Group has provided two guarantees, amounting to EUR 14,909 thousand and EUR 2,091 thousand, respectively, to Madrid Commercial Court no. 6 (see Note 16).

•                  Other legal guarantees provided amount to EUR 5,942 thousand.

20.                     LONG-TERM REMUNERATION

At 31 December 2018, there were no share option plans yet to be exercised.

In 2018 and 2017 no share option plans were approved and, therefore, no amounts were charged to profit or loss as a result of the plans in those years.

A medium-term incentive and loyalty-building scheme linked to the market price of the Company was approved in 2016; this scheme is applicable from that year and is aimed at the Group’s executive directors and senior executives. The main aims of this plan are to reward the sustainability of results, align the interests of the senior executives with those of the shareholders and improve the composition of remuneration.

The scheme is financed on an annual basis, in equal portions, by a monetary contribution from each beneficiary and another from the Group, which are both invested in the purchase of shares of Mediaset España Comunicación S.A., which are allocated to the beneficiary.

Three long-term incentive and loyalty plans were recognised at 31 December 2018 and 2017, which were approved in 2016, 2017 and 2018 for the 2016 to 2018, 2017 to 2019 and 2018 to 2020 periods, respectively. These plans envisage the issue of free rights for the allocation of Company shares to senior executives and executive directors of the Group, conditional upon the achievement of business objectives during the period and the maintenance of the working relationship at the end of the maturity period. The rights were issued on the condition that the beneficiaries allocate a portion of their annual ordinary variable remuneration to the Plan in question. This amount is supplemented by the employer for no consideration.

At 31 December 2018, all the Plans were at the maturity phase except for the first. Since none of the plans could be exercised at that date, they were categorised as “Plans to be Exercised through Shares”, i.e. they involve the delivery of treasury shares acquired by the company on the market.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

At 31 December 2018, the portion corresponding to the first incentive and long-term loyalty plan to be paid in 2019, amounting to EUR 690 thousand, was classified as short term, specifically under “Remuneration Payable” (see Note 16).

	Incentive and loyalty plan 2016	Incentive and loyalty plan 2017	Incentive and loyalty plan 2018
Plan approval date. General meeting	13/04/2016	27/04/2017	27/04/2017

Maturity period	13/04/16 to 31/12/18	01/01/17 to 31/12/19	01/01/18 to 31/12/20

Share delivery period	60 days from 2019 General Meeting	60 days from 2020 General Meeting	60 days from 2021 General Meeting

The detail of the changes in the long-term incentive and loyalty plans in force is as follows:

	Incentive and loyalty plan 2016	Incentive and loyalty plan 2017	Incentive and loyalty plan 2018	Total
Rights allocated in the year	117,579			117,579
Rights cancelled in the year	(5,564)			(5,564)
Rights in force at 31/12/18	112,015			112,015
Rights allocated in the year		92,570		92,570
Rights cancelled in the year		(4,587)		(4,587)
Rights in force at 31/12/18		87,983		87,983
Rights allocated in the year			114,239	114,239
Rights cancelled in the year			(5,605)	(5,605)
Rights in force at 31/12/18			108,634	108,634
				308,632

In 2018 EUR 1,034 thousand were recognised in the statement of profit or loss as a result of this scheme (December 2017: EUR 726 thousand) (see Note 16).

The right to receive these shares is subject in all cases to the employer/employee relationship being maintained at the end of each three-year period.

These incentive and loyalty plans are recognised at their fair value:

2016 plan: EUR 8.76 per share

2017 plan: EUR 11.29 per share

2018 plan: EUR 9.24 per share

This fair value was determined as the average market price of the shares over the 30 calendar days prior to the Board of Directors meeting that approved the consolidated financial statements for the year preceding the year of the allocation.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

21.                     Income and expenses

21.1.       The breakdown of the Group’s revenue is as follows:

	2018	2017
Line of business
Advertising revenue	924,994	931,877
Services rendered	41,226	47,368
Other	8,257	6,404

Total	974,477	985,649

The breakdown, by geographical market, of the Group’s revenue is as follows:

	2018	2017

Spain	944,104	957,019
EU	23,028	18,255
Rest of world	7,345	10,375

Total	974,477	985,649

21.2.       The detail of “Staff Costs” in 2018 and 2017 is as follows:

	2018	2017

Wages and salaries	91,240	89,186
Social security costs	15,908	16,032
Other employee benefit costs	676	428

Total	107,824	105,646

The average number of employees at the Group, by professional category, was as follows:

	2018			2017
	Men	Women	Total	Men	Women	Total
Managers	76	40	116	76	40	116
Supervisors	43	42	85	39	43	82
Journalists	55	87	142	54	86	140
Clerical/Line personnel	428	464	892	440	466	906
Other	20	2	22	21	2	23
Site crew	7	3	10	7	6	13
Total personal	629	638	1,267	637	643	1,280

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The detail of the number of employees at the Group, by professional category, is as follows:

	2018			2017
	Men	Women	Total	Men	Women	Total
Managers	74	41	115	76	38	114
Supervisors	42	42	84	41	43	84
Journalists	54	88	142	55	87	142
Clerical/Line personnel	421	464	885	437	462	899
Other	20	1	21	21	2	23
Site crew	7	4	11	7	4	11
Total	618	640	1,258	637	636	1,273

The detail of the employees at the Group with a disability equal to or greater than 33%, by professional category, is as follows:

	2018	2017
	Total	Total
Journalists	1	1
Clerical/Line personnel	4	7
Total	5	8

21.3. The detail of the balance of “Changes in Operating Provisions” at year-end, which relates to the allowance for doubtful debts, is as follows:

	2018	2017
Charge for the year	2,206	513
Reversals	(5,021)	(2,261)
Total	(2,815)	(1,748)

21.4. The detail of “Other Expenses” in 2018 and 2017 is as follows:

	2018	2017
Outside services	173,079	189,058
Taxes other than income tax	25,635	26,945
Other expenses	3,073	1,709
Excessive provisions	(1,944)	(6,553)
Total	199,843	211,159

“Excessive Provisions” includes mainly the reversal of provisions explained in Notes 16 and 17.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

21.5. Services provided by the auditors

“Other Operating Expenses” in the accompanying consolidated statement of profit or loss includes the fees for the financial audit services relating to the Group’s consolidated financial statements, provided by Deloitte, which amounted to EUR 255 thousand in 2018 (2017: EUR 256 thousand).

Also, at 31 December 2018 the fees for other professional services provided mainly to the Parent by the principal auditor amounted to EUR 43 thousand (2017: EUR 16 thousand).

21.6. The detail of the Group’s net finance income/(costs) in 2018 and 2017 is as follows:

	2018	2017
Interest income	604	418
Interest expense	(2,458)	(878)
Total	(1,854)	(460)

The Group’s finance income arises mainly from interest on loans granted to related companies and interest on the investment of cash surpluses.

Finance costs relate to commitment fees corresponding to the credit facilities and are mainly recurrent in nature.

21.7. Exchange differences

The detail of the exchange differences in 2018 and 2017 is as follows:

	2018	2017
Exchange gains	2,802	2,845
Exchange losses	(2,527)	(3,607)
Total	275	(762)

The volume of foreign currency transactions relating to the recognition of audiovisual property rights and distribution rights amounted to USD 19 million in 2018 (2017: USD 28 million).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Also, “Payables for Purchases of Audiovisual Property Rights” included EUR 8,820 thousand denominated in US dollars in 2018 (2017: EUR 12,701 thousand).

Also, in 2018 “Trade Receivables for Sales and Services” included EUR 370 thousand denominated in US dollars (2017: EUR 466 thousand).

21.8. Operating leases

The amount recognised under “Operating Leases” in 2018 and 2017 was as follows:

	2018	2017
	Thousands of euros
Operating lease payments recognised in profit or loss	1,421	1,637

	1,421	1,637

The future operating lease obligations assumed by the Group mature within one year and are for a similar amount as those assumed in 2018.

21.9. Income/(Expenses) relating to non-current available-for-sale financial assets

In relation to the sale of 22% of the share capital of Distribuidora de Televisión Digital, S.A. to Telefónica de Contenidos, S.A. on 4 July 2014, an additional amount of up to EUR 30,000 thousand was agreed as a result of the potential increase in the number of subscribers to the platform from the moment in which the control thereof became available to Telefónica for a period of four years as from that date. The amount recognised in 2018 relating to additional amount amounted to EUR 4,528 thousand (2017: EUR 0).

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

22. Earnings per share

At 31 December 2018 and 2017, the calculation of the weighted average number of ordinary and dilutive shares is as follows:

	31/12/2018	31/12/2017
Total shares issued	327,435,216	336,717,490
Less: Weighted treasury shares	(426)	(4,335,061)
Total number of shares outstanding	327,434,790	332,382,429
Dilutive effect of share options	—	—
Total number of shares for the calculation of diluted earnings per share	327,434,790	332,382,429

22.1. Basic earnings per share:

Basic earnings per share are calculated by dividing the net profit or loss attributable to the Group by the weighted average number of ordinary shares outstanding during the year, excluding the average number of treasury shares held in the year.

Accordingly:

	31/12/18	31/12/17	Change
Net profit for the period (thousands of euros)	200,326	197,496	2,830
Shares outstanding	327,434,790	332,382,429	(4,947,639)
Basic earnings per share (euros)	0.61	0.59	0.02

22.2. Diluted earnings per share

Diluted earnings per share are calculated by dividing the net profit or loss for the period attributable to ordinary shareholders adjusted for the effect attributable to the dilutive potential ordinary shares by the weighted average number of ordinary shares outstanding in the year, adjusted by the weighted average number of ordinary shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares of the Company. For these purposes, it is considered that the shares are converted at the beginning of the year or at the date of issue of the potential ordinary shares, if the latter were issued during the current period.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

Accordingly:

	31/12/18	31/12/17	Change
Net profit for the period (thousands of euros)	200,326	197,496	2,830
Number of shares for the calculation of diluted earnings per share	327,434,790	332,382,429	(4,947,639)
Diluted earnings per share (euros)	0.61	0.59	0.02

23. Related party transactions

23.1. Transactions with associates and shareholders

Transactions between the Parent and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this Note. Transactions between the Group and its associates and other related companies are disclosed below. Transactions between the Parent and its subsidiaries and associates are disclosed in the Parent’s separate financial statements.

Financing with associates is arranged through credit facilities and commercial loans.

The Group’s trade receivables from and current payables to related parties are as follows:

	31/12/18		31/12/17
	Accounts receivable (Note 13.6.1)	Accounts payable (Note 13.2)	Accounts receivable (Note 13.6.1)	Accounts payable (Note 13.2)
Producciones Mandarina, S.L.	32	1,726	35	1,346
La Fábrica de la Tele, S.L.	—	4,609	14	6,544
Aunia Publicidad Interactiva, S.L.	244	80	262	36
Megamedia Televisión, S.L.	124	3,726	108	2,783
Supersport Televisión, S.L.	102	997	278	889
Mediaset Italia Group	768	2,474	676	2,202
Alea Media, S.A.	—	463	—	1,427
Melodia Producciones, S.L.	—	—	6	—
Bulldog Tv Spain, S.L.	32	1,106	—	—
Alma Productora Audiovisual, S.L.	2	959	—	—
Unicorn Content, S.L.	14	3,229	—	—
Total	1,318	19,369	1,379	15,227

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

The detail of the trade receivables from related companies, by maturity, is as follows:

		Maturity
2018	Balance	3 Months	6 Months	12 Months
Investees	550	550	—	—
Mediaset Italia Group	768	768	—	—
Total (Note 13.6.1)	1,318	1,318	—	—

		Maturity
2017	Balance	3 Months	6 Months	12 Months
Investees	703	703	—	—
Mediaset Italia Group	676	676	—	—
Total (Note 13.6.1)	1,379	1,379	—	—

The detail of the current payables to related companies, by maturity, is as follows:

		Maturity
2018	Balance	3 Months	6 Months	12 Months
Investees	16,895	16,895	—	—
Mediaset Italia Group	2,474	2,474	—	—
Total	19,369	19,369	—	—

		Maturity
2017	Balance	3 Months	6 Months	12 Months
Investees	13,025	13,025	—	—
Mediaset Italia Group	2,202	2,089	113	—
Total	15,227	15,114	113	—

The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received. No provisions of a significant amount have been made for doubtful debts in respect of the amounts owed by related parties.

Long-term loans to related companies

“Long-Term Loans to Related Companies” included two loans granted to Pegaso Televisión Inc. amounting to a total of EUR 3,679 thousand at 31 December 2017, a long-term loan granted to Alea Media, S.A. amounting to EUR 210 thousand and a loan granted Melodía Producciones, S.L. amounting to EUR 480 thousand.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

As regards the loans granted to Pegaso Televisión, Inc., one of them was sold for its carrying amount as part of the sale of the investment (see Note 10) in April 2018 and the other was written off and the ultimate loss recognised. At 31 December 2018, it includes the participating loan granted to Alea Media, S.A. amounting to EUR 800 thousand and a long-term loan to Mediaset S.p.A. amounting to EUR 156 thousand (see Note 23.1).

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this Note. In 2018 and 2017 the Group companies performed the following transactions with associates:

	Sales		Other Income		Purchases of goods		Other expenses		Non-current asset purchases
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Producc. Mandarina, S.L.	124	155	—	—	3,130	4,201	—	—	4,275	1,141
La Fábrica de la Tele, S.L.	88	14	—	—	24,419	28,233	—	—	—	—
Megamedia Televisión, S.L.	362	314	—	—	10,293	8,924	—	—	886	544
Supersport Televisión, S.L.	494	1,641	—	—	10,075	8,111	—	—	—	—
Emissions Digitals de Catalunya, SA	—	45	—	—	—	4,228	—	—	—	—
Aunia Publicidad Interactive, S.L.	198	616	—	—	73	92	—	—	—	—
Melodia Producciones, S.L.	—	15	9	10	1,330	—	—	—	7,588	1,601
Plea Media, SA	—	—	17	15	463	—	—	—	5,423	7,137
Pegaso Group	—	—	665	848	—	—	692	1,700	—	—
Mediaset Italia Group	1,762	1,763	156	—	1,949	1,576	1,414	1,337	—	—
Bulldog Tv Spain, S.L.	47	—	—	—	20,932	—	—	—	—	—
Alma Productora Audiovisual, S.L.	10	—	—	—	1,593	—	—	—	—	—
Unicorn Content, S.L.	1	—	—	—	1,602	—	—	—	—	—
Total	3,086	4,563	847	873	75,859	55,365	2,106	3,037	18,172	10,423

The dividends received from related companies in 2018 and 2017 are as follows:

	2018	2017
La Fábrica de la Tele, S.L.	859	1,289
Producc. Mandarina, S.L.	61	393
Megamedia Televisión, S.L.	280	214
Supersport Televisión, S.L.	442	446
Bulldog Tv Spain, S.L.	750	—
	2,392	2,342

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

23.2. Remuneration of directors

The total remuneration earned by the members of the Parent’s Board of Directors in the form of salaries and other remuneration in kind amounted to EUR 5,298 thousand in 2018 (2017: EUR 5,353 thousand).

Also, the Company has not granted the directors any advances or loans and it has not assumed any pension obligations or guarantees on behalf of any member of the Board of Directors.

No share option plans were granted to the directors in 2018 or 2017.

Other disclosures concerning the Board of Directors

In relation to Article 229 of the Spanish Limited Liability Companies Law, the directors have reported that they do not have any conflicts of interest with respect to the Company.

In 2018 insurance premiums amounting to EUR 55 thousand (2017: EUR 57 thousand) were paid in relation to third-party liability of the Parent’s directors for damage caused in the year in the performance of their duties.

No natural person represented the Parent on managing bodies in 2018, since it was not a legal entity director of any company.

Remuneration of senior executives

The breakdown of the remuneration of the Group’s senior executives and persons discharging similar duties -excluding those who are simultaneously executive members of the Board of Directors- is as follows:

		Total remuneration
Number of persons		(Thousands of euros)
2018	2017	2018	2017
20	22	8,105	8,029

The senior executives are identified in the corporate governance report.

The remuneration consists of a fixed amount and a variable amount. The variable remuneration is calculated by applying a percentage to the fixed remuneration in each case, based on the achievement of certain annual targets.

Mediaset España Comunicación, S.A. and Subsidiaries

Explanatory Notes to the Consolidated Financial Statements for the year ended 31 December 2018

(In thousands of euros)

As in 2017, in 2018 no share options were made available to the senior executives.

24.       Significant events after the reporting period

On 23 January 2019, the Parent’s Board of Directors approved the launch of a Treasury Share Buyback Plan for their retirement up to a maximum amount of EUR 200,000 thousand and with a limit of 9.9% of the number of shares. This plan will be in force until the end of 2020 and was communicated to the stock market the day after the plan’s approval and is subject to all the “safe harbour” requirements recommended by the market regulators. Stock repurchase commenced on the same date. The treasury share repurchase transactions carried out from 24 January 2019 to the date of formal preparation of these consolidated financial statements were communicated as significant events.

In January 2019 the Group purchased through its subsidiary Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U. (wholly owned by the Parent) an additional 32.5% of Supersport Televisión, S.L. and an additional 35% of Megamedia Televisión, S.L. ( see Note 1).

25.       Explanation added for translation to English

These consolidated financial statements are presented on the basis of the regulatory financial reporting framework applicable to the Group in Spain (see Note 2.1). Certain accounting practices applied by the Group that conform with that regulatory framework may not conform with other generally accepted accounting principles and rules.

Translation of a report originally issued in Spanish. In the event of a discrepancy, the Spanish-language version prevails.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

THE SPANISH ECONOMY IN 2018

The data available on economic performance at the date of preparation of these consolidated financial statements indicate that in 2018 the Spanish economy grew by around 2.4%, slightly down on the figures recorded in the two preceding years with recorded growth of 3.2% and 3%, respectively, although Spanish GDP indicates that the Spanish economy is still the front runner among the largest European economies.

This growth is mainly based on the effect of domestic demand and most notably private consumption as, due to commercial tensions globally and the deceleration of the main European economies which, in turn, are our principal commercial partners in the area, the contribution of foreign trade to economic growth in 2018 was negative.

Indeed, performance in the large EU economies in 2018 was disappointing, particularly in the latter part of the year, with each economy recording growth of barely 0.2% in the last two quarters of the year as compared to the 0.7 percentage point growth experienced by Spanish GDP in the same periods; and of particular note was the Italian GDP’s slide into negative growth and the deceleration reported in German, the largest continental economy.

In employment terms, the good progress of the Spanish economy also translated into a reduction in the rate of unemployment to under 15% at the end of 2018 through the creation of more than half a million new jobs, which brought the total number of people in active employment (19.5 million) to the figures similar to those observed prior to the great recession eleven years ago.

As regards the global economy, average growth in 2018 was around 3.0%, down 0.6% on 2017 and explained mainly by the impact of commercial tensions while the US economy reported 2.9% growth, up 0.7% on that recorded in 2017.

As a result of the uncertainties that arose in 2018, global growth in 2019 will slow compared to the previous year and, although the good level of activity observed in the US will be maintained at approximately 3%, the outlook for Europe is less optimistic where the impact of Brexit and the deceleration in various of its main economies will have to be absorbed.

As for Spain, estimates continue to indicate GDP growth above the European average, albeit at slower rate than in the preceding year (the consensus is of growth only a few tenths above 2%) and once again mainly based on domestic demand and which, in any event, will foreseeably be accompanied by a further reduction in the unemployment rate.

In this context, the divergences, in either direction, which might be produced in relation to the central scenario described above will be aggravated by developments relating to certain matters that are crucial to the global economic performance such as: Brexit, commercial tensions between the US and China and changes in the monetary policy of central banks.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

ORGANISATIONAL STRUCTURE

Mediaset España Comunicación, S.A.’s company object is the indirect management of a public television service. At 31 December 2018, it was commercially operating seven television channels (Telecinco, Factoría de Ficción, Boing, Cuatro, Divinity, Energy and Be Mad). It is also head of a Group of companies known as the Mediaset España Comunicación Group.

The distribution of the Parent’s share capital at 31 December 2018 and 2017 was as follows:

	2017	2018
	% of	% of
Owner	Ownership	Ownership
Mediaset, S.p.A.	50.20	51.63
Market	47.04	48.37
Treasury shares	2.76	—
Total	100.00	100.00

The Group engages mainly in the sale of advertising on the TV channels it operates under concessions, as well as similar, complementary and related activities, such as:

• Audiovisual production

• Distribution of content

• Sale of advertising

THE TELEVISION BUSINESS IN 2018

As indicated in the directors’ reports accompanying the consolidated financial statements for 2017, official figures for the television advertising market in 2017 made public by Infoadex indicated growth of 1%, a figure below that published in the previous year and also below the GDP growth experienced during the year.

With regard to 2018, based on figures recently made public by Inforadex, television advertising fell slightly during the year (0.8%) which, in practice, indicates a level market taking the last two years as a whole (0.1% increase in cumulative terms).

As mentioned last year, this performance is also accompanied by evident volatility with respect to market performance in month-on-month and quarter-on-quarter terms and as a result it is noticeable that advertisers are taking special care when timing the contracting of their advertising spend.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

However, on the other hand, once again it is evident that television is still the most dominant medium in the conventional advertising market as a whole, accounting for 38.6% of the market, down 1.4% on the figures for 2017, which, in any event, indicates the potential and resilience of the free-to-air television platform as an advertising communication tool in the face of the strength shown by on-line advertising (which already accounts for 31.6% of global advertising based on the latest figures for 2018 made public by Infoadex).

In fact, these market trends point towards greater convergence between television and digital media and advise thinking more in terms of an audiovisual market encompassing both the television advertising market and digital market offering video content, since a combination of television and digital provides a ground-breaking backdrop which both increases forms of consumption and operators’ offerings; operators who in turn are required to compete with the players offering video content in an increasingly more diversified market.

In line with this definition and per Infoadex data, the audiovisual market achieved an advertising spend in 2018 of EUR 3,078 million, representing a 4.1% increase on the figure for 2017.

The Mediaset Group has a 30.6% share of this market through its television, digital content platforms and a range of websites combining the visibility and coverage of the traditional television offering with a sound digital platform comprising direct and programmed marketing, video, a display catalogue and branded content creation.

Once again, television consumption (measured in terms of minutes per viewer per day) continued to be high since, although decreases were observed following the all-time highs recorded in mid-2013 (figures which, moreover, were undoubtedly inflated by the severity of the economic crisis) and there was a slight reversal with respect to figures in the previous year, figures continued to be reported that are some of the highest seen in our environment, which is undoubtedly a clear indication of television medium’s good health as a commercial communication tool. In this connection it should be noted that 2018 was the first full year that included guests in the calculation of television viewing figures.

As for prices, these continued to recover during the year, albeit at a slower rate than in previous years, and at the end of the reporting period it is considered that around 60% of the loss seen since the all-time highs recorded in 2007 has still to be recovered, while advertising occupancy in 2018 achieved levels that approached full occupancy.

In relation to the Mediaset Group, it should be noted that, based on figures published by Infoadex, in 2018 we had a 43.3% share in this medium’s spend, which was in line with the share achieved in 2017. These figures position us 2.8 points ahead of our main competitor, which reported a market share of 40.5% in 2018, and indicated a 0.9% improvement in our lead as compared to 2017.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

As regards the audience, 2018 figures (always in terms of daily total) indicate that our Group continues to be the global leader with 28.8% of the audience share, 2 points ahead of the our main competitor.

Once again Telecinco led with an audience share of 14.1%, 0.8 points ahead of its main competitor, while Cuatro achieved a 6% audience share and the Group’s other themed channels achieved an 8.7% audience share, positioning them 1.1 points ahead of the figures achieved by the themed channels of the Group’s main competitor.

A comparison of the Group’s results in 2018 with those in 2017 shows the following:

•                  Income from operations increased from EUR 996,257 thousand in 2017 to EUR 981,564 thousand.

•                  Operating expenses decreased from EUR 750,917 thousand in 2017 to EUR 724,672 thousand in 2018, a substantial reduction reflecting the versatility of our business model in terms of market reality, which is of even greater worth because it came in a year in which the cost of retransmitting the Russian World Cup matches was incurred and our leadership both in terms of audience share and advertising market share was strengthened.

•                  Lastly, the net profit attributable to the Parent in 2018 amounted to EUR 200,326 thousand compared to the EUR 197,496 thousand recorded in 2017, an increase of 1.44% achieved in the context of a flat advertising market and which demonstrates once again the Group’s capacity to manage its cost base in a comprehensive manner.

DIVIDENDS

In 2018 an ordinary dividend of EUR 164,666 thousand was distributed with a charge to profit for 2017 and this figure was supplemented by an extraordinary dividend of EUR 32,830 thousand, resulting in the distribution of a total dividend of EUR 197,496 thousand in 2018.

INVESTMENTS IN RIGHTS AND FILMS

The Mediaset España Group is continuing with its policy of investing in audiovisual rights which it selects carefully in terms of type and content in order to maintain audience figures in the future and ensure optimum advertising.

The Group also places particular emphasis on investment in the production of Spanish series.

Particularly worthy of mention is the activity carried on by Telecinco Cinema, a wholly-owned company belonging to the Group, which is responsible for channelling the legal requirement to invest 3% of the Parent’s profit from operations in Spanish and European film production.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018
(In thousands of euros)

Based on the premise that investment in films results from a legal obligation and not from a freely made decision, it should be mentioned that in general the Group has opted for quality and ambition when it comes to the projects we undertake, based on a global strategic approach to our activities in this area, which aims to choose, where viable, productions of a certain dimension and size that can be exploited internationally based on market conditions and our financial capacity, as the obligation is imposed on the income generated irrespective of Group trends or performance and without any regard for the costs incurred or the margins obtained.

In short, the objective is to successfully link together talent, profitability and opportunities for our most brilliant or promising professionals, with the intention, as far as possible, since this is not a voluntary activity, to endeavour to maximise our investment and produce films that blend quality and box-office appeal, while bearing the Group’s hallmark.

Now, in wake of the magnificent results achieved in prior years that have raised Telecinco Cinema to the position of Spain’s leading film producer, 2018 saw the release of four film premieres which ranked among the ten top most viewed films, to which we must add “Perfectos Desconocidos”, a film premiered in 2017 which 12 months later remained in the list of the most viewed films, and also the documentary about Alejandro Sanz which was the most viewed in its category.

The Group productions premiered in 2018 were as follows:

“El cuademo de Sara”, a thriller directed by Norberto Fernandez Amado with Belén Rueda in the lead role; it was premiered at the beginning of the year in collaboration with The Walt Disney Company and was seen by almost eight hundred and fifty thousand spectators and grossed EUR 5.2 million at the box office.

“Yucatan”, a debut foray into the world of comedy by Daniel Monzón, a director responsible for box office successes such as “Celda 211” and “El Niño”. This filmed was premiered in August with Luis Tosar and Rodrigo de la Sema as lead actors. It was seen by 900 thousand spectators and grossed EUR 5 million at the box office.

“Ola de crimenes” is a black comedy directed by Gracia Querejeta, with screenplay by Luis Marfas and with Maribel Verdú, Paula Echevarría and Juana Acosta as leading actors; in association with Universal Pictures, this film was premiered at the beginning of October. This film grossed more than EUR 3 million and was seen by more than half a million spectators.

“Superlópez” a screen adaptation based on the famous Spanish comic strip, directed by Javier Ruiz Caldera and with Dani Rovira in the lead role. It was premiered at the end of November and seen by more than 2 million spectators. The film grossed more than EUR 12.5 million, making it the second most popular film in 2018 with three nominations for the 2019 Goya Awards, and finally receiving the award for the film with the best special effects.

“Sanz” is a feature-length documentary based on the figure and musical works of Alejandro Sanz; this production was presented at the Malaga Film Festival and premiered in cinemas in April. It grossed almost EUR 300 thousand and was seen by forty-six thousand spectators making it the most popular documentary of the year.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

As for 2019, the Group plans to launch two fictional films:

“Lo dejo cuando quiero”, a remake of a successful Italian comedy of the same name directed by Carlos Theron which will reach our cinemas on 12 April.

“Si yo fuera rico”, a film directed by Alvaro Fernández Armero and shot at the end of 2018 which is scheduled to be premiered in autumn 2019.

With regard to filming projects currently in production, four shootings are planned in 2019: “Un mundo perdido”, starring Luis Tosar and directed by Salvador Calvo, “Operación Camarón”, an adaptation of an Italian production which will once again carry the hallmark of Carlos Theron, “Malnazidos”, an action comedy brought to the big screen by Javier Ruiz Caldera and “Way Down”, a big-budget action thriller shot in English starring Freddy Highmore (of “The good doctor” fame) the international sales rights of which have been bought by the French channel TF1. Work is also continuing on the third instalment of the adventures of “Tadeo Jones” saga.

INTERNET

The Group’s multimedia universe is formed by the websites of Spain’s main channels (telecinco.es, cuatro.com, divinity.es, energytv.es, factoriadeficcion.com and bmad.es), Mitele.es (Mediaset’s live online and on demand TV platform), Mtmad.es (exclusive online video platform on the internet), Eltiempohoy.es (the Mediaset Group’s weather website), Yasss.es (website offering content for Millennials) and Mediaset.es (corporate content website), in addition to the apps of its top content (Mitele, Mediaset Sport and Big Brother) and the social networks of each channel, programme and series (Facebook, Twitter and Instagram).

All of which aim to ensure that the user is able enjoy, and interact with, the content offered whenever and wherever they want. Also, in 2018 Mediaset’s and Mtmad’s Youtube channels expanded the range of public reached by their content with clicks and live streaming of selected formats, which allowed an increase in the available advertising inventory thanks to the in- streaming visits to Group content in Youtube.

We also created a Mediaset Multi-talent Network (“MTN”), i.e. a network comprising a variety of Youtube channels including both those broadcast directly by certain celebrities from our channels with specific native content for the video platform and those created by other influencers outside the Group.

In 2018 the Mediaset Group consolidated its lead in digital video consumption, based on data provided by Comscore, with more than 2,471 million video viewings between January and December , which is far more than double the figures of our competitors.

Our television Group also led video consumption with an average of 852 million minutes of video viewed per month, which in terms of the global ranking in Spain means that we ranked fifth just behind Google Sites, Broadband TV, VEVO and Webmedia Sites. Mediaset Group ranks first in terms of traffic in Comscore’s new category for Broadcast TV and cable operators

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

with an average of 11.7 million unique visitors per month in 2018, representing an increase of 2.4% with respect to the figures for 2017.

As for the main channels, both Telecinco.es and Cuatro.com became leading TV websites in terms of total video consumption (487 million and 124 million, respectively), by far surpassing the figures of its main competitors.

As regards television content platforms, Mitele.es bolstered its lead in video consumption with 1,529 million recordings served, meanwhile the native digital content platform Mtmad achieved a total of 57 million content viewings.

Also, Mediaset Espana’s Youtube channel ended the year having accumulated more than 302 million video viewings in the period from January to December, while the total number of downloads accumulated by the Group’s apps amounted to 10.2 million, divided among Mitele (8.5 million), Big Brother (1.5 million) and Mediaset Sport (234,000).

Particularly worthy of mention are the new viewing windows as mobile consumption already accounted for 80% of the Group’s total internet consumption in 2018, which, with a view to increasing coverage in response to the unstoppable, widespread market tendency of offering content in the greatest possible number of windows, three years ago led us to make our live and on-demand TV platforms available on the connected smart TVs, resulting in a greater, more diversified consumption that require constant technological adaptation and also the extension of our broadcasting rights for each new window.

Moreover, in view of current competition with other platforms, the Group implemented a Youtube growth strategy through, on the one hand, the creation of a talent network and, on the other, by including the programmes produced by the Group in the live video broadcasts platform (e.g. GH VIP’s 24-hour channel or the digital radio programme MorninGlory) and in addition to adding content already broadcast by certain Mediaset and Mtmad programmes.

Lastly, it should mentioned that our digital ecosystem continues to follow a strategy actively aimed at improving our positioning in searches for content in the Group’s websites and also including new narrative tools, sending content via whatsapp, subscription to and sending of newsletters, publication of content in smart home devices, reinforcing the position in social networks and strengthening of the knock-on effect of other platforms and Youtube to the Group’s websites and all the broadcast on TV.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

TREASURY SHARES

At 31 December 2018, the Group held one treasury share of the Parent compared to the 9,282,275 treasury shares held at 31 December 2017 the nominal value of which (par value of EUR 4,641 thousand) represented 2.76% of the share capital for a total amount of EUR 100,500 thousand, which is below the maximum permitted by the Spanish Limited Liability Companies Law for listed companies.

These treasury shares were subsequently retired in accordance with the resolution of the Annual General Meeting held on 28 April 2018.

PAYMENTS TO SUPPLIERS

In 2018 the average period of payment to the Group’s Spanish suppliers was 65 days, which was shorter than that recognised in 2017 (70 days).

It should be noted that the difference with respect to the maximum payment period stipulated in the legislation combating late payment is due almost exclusively to the stringent control exercised by the Group in relation to the corporate and tax requirements to be met in relation to the invoices received, which means that the invoices may not be paid until the issues identified therein have been resolved. Otherwise, the Group complies scrupulously with the regulations contained in the legislation combating late payment.

MEDIASET ESPAÑA SHARES

In 2018 stock market performance was affected by volatility and uncertainty. Annual highs were achieved in January and from then onwards followed a downward trend as the economic downturn of certain mainly European major economies consolidated. Performance was further affected by the political uncertainty arising as a result of exceptional circumstance such as Brexit, the tariff war between the US and China and uncertainties about the course of the monetary policies of the central banks.

US equities performed best in 2018 achieving all-time highs for its principal indices in the second half of the year. However, in the last stretch of the year and one of the worst Decembers in living memory, the Dow Jones and Nasdaq lost the year’s cumulative advances and fell by 5.6% and 3.9% respectively.

The European indexes suffered significant declines, with across-the-board losses recorded ranging from a 11% drop in the French CAC 40 index to the 18.3% drop experienced by Germany’s DAX index, while the FTSE 100 and the FTSEMIB indexes fell by 12.5% and 16.1% respectively. Lastly, the Euro Stoxx50, European benchmark index made up of the fifty largest most liquid stocks, fell by 14.3% in 2018.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

As far as Spain is concerned, the IBEX35 slid by 15% (the biggest fall since 2010), with just eight securities achieving a gain and 27 reporting a decline. In reality, as indicated earlier, this performance mirrored the other European indexes in which banks suffered most, with the select Spanish index achieving its annual high on 23 January and its low on 24 October.

In the case of Mediaset España, our shares suffered most with a drop of 41.3%, a fall that would be reduced to 34.9% if the effect of the dividend of EUR 0.6 per share paid in 2018 is taken into account. The market price of our shares reached its maximum of EUR 9.83 on 5 January and subsequently fell continually to its minimum of EUR 5.37 on 27 December.

The number of Mediaset España securities traded in 2018 amounted to 342.3 million, implying a capital turnover ratio for the Parent of one. The trading volume was EUR 2,576.6 million, which was below that recorded in 2017, and the increasing fragmentation of stock market trading should be mentioned which makes achieving uniform comparative figures more complicated.

Mediaset España stock market capitalisation was EUR 1,798 million at 31 December and was ranked 32nd among the members of the IBEX 35 and 4th with respect to the European media groups which in turn represents 85% of the aggregate market value of the other Spanish listed media groups.

CORPORATE GOVERNANCE

Corporate Governance best practices pursue the implementation of rules, principles and incentive in companies that help protect the interests of the company and the stakeholders and guarantee professional management conduct.

Mediaset España’s commitment to the rules and principles of good governance has been evident from the moment we became a listed company in 2004. Ever since then, our principal objective has been to adapt our various bodies of rules to the Code of Good Governance and to approve others as then non-existent: our Code of Ethics, mandatorily applicable to any individual or legal entity that collaborates with us in any area or by any means, and the Internal Code of Conduct of Mediaset España Comunicación, S.A. and its Group of companies for matters related to Securities Markets.

This also implied a quantitative and qualitative review of the Board of Directors and the Committees in order to comply with the recommendations in this area.

The verification by independent auditors of our reports on (i) Corporate Governance; (ii) Remuneration Policy (Deloitte); and (iii) Corporate Responsibility, including the binding submission of the latter to the shareholders at the Annual General Meeting, has positioned us at the forefront of the companies composing the IBEX-35 in terms of corporate governance, as has been acknowledged by various institutions specialising in this area.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018

(In thousands of euros)

The non-financial information for 2018 is presented in a separate report, namely the Non-Financial Information Statement; similarly, the Annual Corporate Governance Report for the same year is presented separately and forms part of this Consolidated Director’s Report.

HEDGING OF FINANCIAL RISKS

The Group arranges financial instruments to hedge transactions denominated in foreign currencies (mainly purchases of external production rights). These hedging transactions aim to mitigate the impact on the consolidated statement of profit or loss of exchange-rate fluctuations in relation to outstanding liabilities corresponding to the aforementioned transactions and, for such purpose, purchases of currencies are arranged for the amount of such liabilities at the scheduled payment dates.

RISK CONTROL

The Group’s risk management policy is described in Note 13.5 to the accompanying consolidated financial statements.

RESEARCH AND DEVELOPMENT

Our main investments are concentrated on the present and future content broadcast by our Group. We do not have a specific Investment and Development department, although innovation is one of our critical points of development.

ENVIRONMENTAL MATTERS

In view of the business activities of the Group, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position or results.

SIGNIFICANT EVENTS AFTER THE REPORTING PERIOD

As indicated in the notes accompanying this consolidated directors’ report, on 23 January the Parent’s Board of Directors approved a share buyback plan for a total amount of EUR 200 million which may not exceed 9.9% in terms of the number of shares and is in force until February 2020. Execution of the plan commenced on 24 January.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018
(In thousands of euros)

CAPITAL STRUCTURE

At 31 December 2018, the Parent’s share capital amounted to EUR 163,718 thousand representing 327,435,216 shares (31 December 2017: EUR 168,359 thousand representing 336,717,490 shares). All the shares are represented by book entries and are of the same class.

The Parent’s shares are traded on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges. The ISIN code is ES0152503035.

Mediaset España Comunicación, S.A. has been an IBEX 35 listed company since 3 January 2005.

OUTLOOK FOR THE PARENT’S BUSINESS

Historically, the free-to-air television line of business was directly dependent on advertising which, in turn, was seen to have a strong correlation with economic development in general and with consumer spending in particular, i.e. behaviour typical of cyclical businesses.

More recently, however, it has been observed that this cyclical nature has ceased as, without it being possible to state unequivocally that advertising has disconnected from the macro economic variables, the stability observed in its performance over the last two years is not consistent with the growth in GDP and consumer spending reported over the same period.

In addition, albeit still in an early phase, but highly significant because it offers much higher growth than that afforded by more conventional advertising, the Group is increasing its revenue base to include at least those activities which offer a promising future: revenue from digital advertising through our internet platforms, the sale of content to third parties taking advantage of the important weight our in-house productions have in our programme schedule together with the existence of a steadily increasing structural base for the creation of content both directly in house or through stakes in independent producers.

Specifically with regard to this production and content-distribution activity, the Group created a company (“Mediterráneo”) at the end of 2018 to serve as a content warehouse to bring together, from a business perspective, those non-advertising activities which already have a proven record of experience and success and encompass a diverse range of categories such as entertainment, fiction, films, sporting events and digital formats, to which we add our experience in content marketing (we already have customers in approximately 190 territories) to other operators, channels, supports, SVOD platforms, etc.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018
(In thousands of euros)

Therefore, in light of the above, we can state that, always mindful to retain its position as a frontrunner and which has led us to maintain our undisputed lead among the Spanish communication groups, our Group intends to go beyond being a TV operator to become a communications media company in the broadest sense of the word, maintaining its privileged position where traditional television is concerned while working to strengthening and develop those new lines of business that afford the greatest opportunities; a task we are well prepared for in view of our experience and success in the sale of advertising and in the creation, production and exploitation of multiplatform audiovisual content.

In view of the foregoing, we reiterate that our Group’s business in 2019 cannot be separated from the general macroeconomic context in which we carry on our activities or from the aggregates most closely correlated with it, although this interdependence will have to be qualified by cyclical factors and their own correlation to the macroeconomic aggregates mentioned above. Accordingly, we will continue to closely monitor the performance of parameters such as consumer spending which are valued by advertisers and taken into consideration in their investment decisions.

Based on data of television consumption measured in minutes/day and the weight of free-to-air television in terms of global audiovisual consumption via the various platforms, we also expect television advertising revenues’ share of the global advertising market to remain reasonably stable as it has in recent years which is a demonstration of television’s importance as a channel for distributing promotional messages due to its penetration, simultaneous exposure to consumers, standardised audience and impact measurement techniques, and the security of its environment, namely, that it is a the strictly-regulated media.

We will also continue our efforts to guarantee the distribution of our content across all the platforms and devices at the spectators’ disposal (TV, on-line platforms, etc.). To this end we will continue to invest in economic and human resources as in recent years, following a strategy based on the sale of advertising via the various media as the main source of revenue.

In this context of a changing market and new forms of audiovisual content distribution, our Group’s business strategy will continue to focus on maintaining our lead both in terms of audience and exploitation of the advertising market, with a strong presence in the production of in-house content both through our own media and in association with independent producers, including those in which we have a non-controlling ownership interest which have increased in number in recent years in line with the broadening observed in the range of our product base.

Indeed, we consider that robust and diverse in-house production provides us with a unique strong point that enables us both to equip ourselves with exclusive content that has historically been praised by the public and to take advantage of the marketing opportunity as new operators appear in the audiovisual world which demand quality content.

Mediaset España Comunicación, S.A. and Subsidiaries

Consolidated Directors’ Report for the year ended 31 December 2018
(In thousands of euros)

As mentioned earlier, we will also pursue our in-house content marketing strategy which, although it still only accounts for a small proportion of our revenue, has increased at a steady pace in recent years to become a profitable business line with a future.

As in the past we will continue to pay close attention to costs in order to adapt to market conditions that affect revenue generation and, aided by the relative importance of in-house production, establish an optimal basis allowing us to maximise our margins and cash flows and to take advantage of the operating leverage inherent to the free-to-air television industry.

As far as our programming schedule is concerned, we will continue to exploit those categories enjoyed by audiences in the past that turned us into the leading Group, and to promote our strategy aimed at the diversification and targeting of audiences through our family of channels with a view to achieving enhanced rapport with audiences and a more effective business card vis-à-vis our customers. In the context of sporting event rights our strategy will continue to focus on taking advantage of the windows of opportunity that enable us to transmit popular events that are able to increase our advertising and audience levels provided that the cost of buying such rights ensures returns.

Lastly, the maintenance of a solid financial and equity position (embodied by the absence of debt and positive cash flows) will remain a key objective in the belief that this not only allows us to consider the operating and business opportunities that arise in such an ever-changing market in an objective and independent manner, but also strengthens our competitive position given the high financial leverage affecting the majority of the companies operating in our sector.

We will remain attentive to opportunities for investment (in particular those with regard to our new digital and content production and distribution business lines) that may report growth or increase Group margins, to which end our positive cash position and our untapped borrowing capacity puts us at a unique advantage.

We will also continue with our shareholder remuneration policy to distribute surplus cash (through the various means available to us, dividends, purchase of treasury shares, etc.).

Deloitte, S.L. Plaza Pablo Ruiz Picasso, 1 Torre Picasso 28020 Madrid España Tel: +34 915 14 50 00 www.deloitte.es

Translation of a report originally issued in Spanish based on our work performed in accordance with the audit regulations in force in Spain. In the event of a discrepancy, the Spanish-language version prevails.

INDEPENDENT AUDITOR’S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

To the Shareholders of Mediaset España Comunicación, S.A.,

Report on the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Mediaset España Comunicación, S.A. (the Parent) and its subsidiaries (the Group), which comprise the consolidated statement of financial position as at 31 December 2018, and the consolidated statement of profit or loss, consolidated statement of comprehensive income, consolidated statement of changes in equity, consolidated statement of cash flows and notes to the consolidated financial statements for the year then ended.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated equity and consolidated financial position of the Group as at 31 December 2018, and its consolidated results and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRSs) and the other provisions of the regulatory financial reporting framework applicable to the Group in Spain.

Basis for Opinion

We conducted our audit in accordance with the audit regulations in force in Spain. Our responsibilities under those regulations are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report.

We are independent of the Group in accordance with the ethical requirements, including those pertaining to independence, that are relevant to our audit of the consolidated financial statements in Spain pursuant to the audit regulations in force. In this regard, we have not provided any services other than those relating to the audit of financial statements and there have not been any situations or circumstances that, in accordance with the aforementioned audit regulations, might have affected the requisite independence in such a way as to compromise our independence.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Deloitte, S.L. Inscrita en el Registro Mercantil de Madrid, tomo 13.650, section 8a, folio 188, hoja M-54414, inscripción 96a. C.I.F.: B-79104469. Domicilio social: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020, Madrid.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Recognition of advertising sales revenue

Description

As indicated in Note 21 to the accompanying consolidated financial statements, advertising sales account for approximately 95% of the Group’s total sales and relate mainly to insertions of the customers’ advertisements in spaces owned by the Group, net of discounts and sales-related taxes.

The recognition of this revenue is based on a large number of transactions and the revenue accrues on a daily basis in accordance with the actual insertion of advertisements and its recognition is also determined by the terms and conditions established in specific negotiations with each customer. This information is included in the computer systems of the various Group companies for use as the basis for revenue recognition and billing.

In view of the large number of transactions, the diverse nature of contractual terms and conditions and the importance of the aforementioned computer systems, the advertising revenue occurrence, accuracy and cut off were considered to be a key matter in our audit.

Procedures applied in the audit

Our audit procedures included, among others, the review of the design and implementation of the controls considered to be relevant to the mitigation of the risks associated with the advertising revenue recognition process, and tests to verify that the controls operate effectively.

We involved our specialists in information technology and systems in the performance of audit tests on the computer tool for billing and monitoring audiences.

In addition, we performed substantive tests of details by means of a specific review, on a selective basis, of the documentation supporting insertions of advertisements over the year, in order to verify, mainly, their actual broadcast and the consistency of their recognition with the agreed-upon contractual terms and conditions.

We also performed substantive analytical procedures on the main accounting line items affected, taking into account their performance in recent years, market data and expectations as to their foreseeable evolution.

Lastly, we assessed the adequacy of the disclosures provided in the notes to the accompanying consolidated financial statements (see Notes 4 and 21) required by the applicable regulatory financial reporting framework.

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Other Information: Consolidated Directors’ Report

The other information comprises only the consolidated directors’ report for 2018, the preparation of which is the responsibility of the Parent’s directors and which does not form part of the consolidated financial statements.

Our audit opinion on the consolidated financial statements does not cover the consolidated directors’ report. Our responsibility relating to the information contained in the consolidated directors’ report is defined in the audit regulations in force, which establish two distinct levels of responsibility in this regard:

a)    A specific level that applies to the consolidated non-financial information statement, as well as to certain information included in the Annual Corporate Governance Report (ACGR), as defined in Article 35.2.b) of Spanish Audit Law 22/2015, which consists solely of checking that the aforementioned information has been provided in the consolidated directors’ report, or, as the case may be, that the consolidated directors’ report contains the corresponding reference to the separate report on non-financial information as provided for in the applicable legislation and, if this is not the case, reporting this fact.

b)    A general level applicable to the other information included in the consolidated directors’ report, which consists of evaluating and reporting on whether the aforementioned information is consistent with the consolidated financial statements, based on the knowledge of the Group obtained in the audit of those consolidated financial statements and excluding any information other than that obtained as evidence during the audit, as well as evaluating and reporting on whether the content and presentation of this section of the consolidated directors’ report are in conformity with the applicable regulations. If, based on the work we have performed, we conclude that there are material misstatements, we are required to report that fact.

Based on the work performed, as described above, we have checked that the non-financial information described in section a) above is presented in the separate “non-financial information statement” report to which a reference is included in the consolidated directors’ report, that the information in the ACGR, discussed in the aforementioned section, is included in the consolidated directors’ report and that the other information in the consolidated directors’ report is consistent with that contained in the consolidated financial statements for 2018 and its content and presentation are in conformity with the applicable regulations.

Responsibilities of the Directors and Audit and Compliance Committee of the Parent for the Consolidated Financial Statements

The Parent’s directors are responsible for preparing the accompanying consolidated financial statements so that they present fairly the Group’s consolidated equity, consolidated financial position and consolidated results in accordance with EU-IFRSs and the other provisions of the regulatory financial reporting framework applicable to the Group in Spain, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

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In preparing the consolidated financial statements, the Parent’s directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or have no realistic alternative but to do so.

The Parent’s audit and compliance committee is responsible for overseeing the process involved in the preparation and presentation of the consolidated financial statements.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the audit regulations in force in Spain will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

A further description of our responsibilities for the audit of the consolidated financial statements is included in Appendix 1 to this auditor’s report. This description, which is on the following pages, forms part of our auditor’s report.

Report on Other Legal and Regulatory Requirements

Additional Report to the Parent’s Audit and Compliance Committee

The opinion expressed in this report is consistent with the content of our additional report to the Parent’s audit and compliance committee dated 27 February 2019.

Engagement Period

The Annual General Meeting held on 27 April 2017 appointed us as auditors of the Group for a period of three years from the year ended 31 December 2017.

DELOITTE, S.L.

Registered in ROAC under no. S0692

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Appendix 1 to our auditor’s report

Further to the information contained in our auditor’s report, in this Appendix we include our responsibilities in relation to the audit of the consolidated financial statements.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

As part of an audit in accordance with the audit regulations in force in Spain, we exercise professional judgement and maintain professional scepticism throughout the audit. We also:

•                  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•                  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•                  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Parent’s directors.

•                  Conclude on the appropriateness of the use by the Parent’s directors of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•                  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•                  Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion.

We communicate with the Parent’s audit and compliance committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Parent’s audit and compliance committee with a statement that we have complied with relevant ethical requirements, including those regarding independence, and we

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have communicated with it to report on all matters that may reasonably be thought to jeopardise our independence, and where applicable, on the related safeguards.

From the matters communicated with the Parent’s audit and compliance committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters.

We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter.

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